Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-84764

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 19, 2002

$75,000,000

  4.25% Convertible Senior Debentures Due 2022

We will pay interest on the Debentures on March 30 and September 30 of each year, beginning March 30, 2003. In addition, we will pay contingent interest during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning September 30, 2006, if the average market price of a Debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Debentures.

The Debentures will be our general unsecured obligations and will rank equally with our other existing and future obligations that are unsecured and unsubordinated.

Each $1,000 principal amount of the Debentures will be convertible at your option, into 61.0948 shares of our Class A common stock, par value $5.00 per share (subject to adjustment as described in this prospectus supplement), at any time prior to stated maturity, from and after the date of the following events:

•
if the sale price of our Class A common stock for at least 20 trading days in the first 30 trading-days of any fiscal quarter (beginning with the first quarter of 2003) exceeds 120% of the conversion price on that 30th trading day;

•
if after the 30th day following the initial issuance of the Debentures, the Debentures are rated by Moody’s Investors Service, Inc. below “Ba3” and by Standard & Poor’s Rating Services below “BB-” (or equivalent successor ratings), or the credit ratings assigned to the Debentures are suspended or withdrawn by both rating agencies, or only one rating agency is rating the Debentures and the rating is below the level specified above;

•	if we have called the Debentures for redemption; or
•	upon the occurrence of the specified corporate transactions described in this prospectus supplement.

Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock.

The conversion rate of 61.0948 shares is equivalent to an initial conversion price of $16.368 per share of Class A common stock, which is our only class of common stock. Shares of our Class A common stock are quoted on the Nasdaq Stock Market’s National Market under the symbol “PMACA.” The last reported sale price of our Class A common stock on October 16, 2002 was $12.40 per share.

We may redeem some or all of the Debentures for cash on or after September 30, 2006. You may require us to repurchase all or a portion of your Debentures on September 30, 2006, 2008, 2010, 2012 and 2017 or, subject to specified exceptions, upon our change of control (as described in this prospectus supplement). In either event, we may choose to pay the repurchase price in cash or shares of our Class A common stock or a combination of cash and shares of our Class A common stock.

Under the terms of the indenture, we and each holder of the Debentures agree, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. See “Material U.S. Federal Income and Estate Tax Considerations.”

Investing in the Debentures involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 8 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuer, before expenses(1)
Per Debenture	100.0%	3.0%	97.0%
Total	$75,000,000	$2,250,000	$72,750,000
(1)	Plus accrued interest, if any, from October 21, 2002.

We have granted the underwriters an option to purchase up to an additional $11.25 million aggregate principal amount of the Debentures within 13 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The Debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 21, 2002.

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse First Boston

Sandler O’Neill & Partners, L.P.

The date of this Prospectus Supplement is October 16, 2002.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

PMA CAPITAL CORPORATION

We are an insurance holding company focused on specialty insurance markets where we believe our underwriting expertise, experienced management and financial strength allow us to produce attractive returns. Through our operating subsidiaries, we are a leading provider of property and casualty reinsurance and a regionally focused provider of commercial property and casualty insurance. Our property and casualty insurance business has been in operation since 1915, and our reinsurance operations began writing business in 1969. At June 30, 2002, we had total assets of approximately $4.2 billion and shareholders’ equity of $559.9 million.

We conduct our insurance and reinsurance business through two specialty operating segments:

•
Our reinsurance operations, PMA Re, offer excess of loss and pro rata property and casualty reinsurance protection mainly through reinsurance brokers. PMA Re focuses on risk-exposed business, which we believe allows us to best utilize our underwriting and actuarial expertise.

•
Our property and casualty insurance operations, The PMA Insurance Group, write workers’ compensation, integrated disability and, to a lesser extent, other standard lines of commercial insurance, primarily in the eastern part of the United States. Currently, approximately 90% of The PMA Insurance Group’s business is produced through independent agents and brokers.

PMA Re. Our reinsurance operations conduct business mainly in the broker market. PMA Re provides treaty reinsurance on both a traditional and finite risk basis as well as facultative reinsurance.

PMA Re competes on the basis of its ability to offer specialized products to its clients, its long-term relationships with brokers and insurance company clients, and its prompt and responsive service. PMA Re focuses on providing reinsurance to small- to medium-sized insurers, which we define as insurers with less than $500 million of statutory surplus. For the six months ended June 30, 2002, PMA Re was the 14th largest broker reinsurance company in the U.S. in terms of statutory net premiums written, according to data provided by the Reinsurance Association of America.

The PMA Insurance Group. The PMA Insurance Group emphasizes its traditional core business, workers’ compensation insurance and integrated disability. We also provide a range of other commercial insurance products but generally only if they complement our workers’ compensation products, including commercial automobile and multi-peril coverages, general liability and related services. The PMA Insurance Group focuses primarily on middle-market and large accounts.

The PMA Insurance Group competes on the basis of its ability to offer tailored workplace disability management solutions to its clients, its long-term relationships with its agents and brokers, its localized service and its reputation as a high quality claims and risk control service provider. As of December 31, 2001, The PMA Insurance Group was the 27th largest writer of workers’ compensation insurance in terms of statutory direct workers’ compensation premiums written, according to data provided by A.M. Best.

For the year ended December 31, 2001, we had $769.1 million of net premiums written, $732.4 million of net premiums earned and $850.0 million of total revenues. For the six months ended June 30, 2002, we had $559.0 million of net premiums written from ongoing operations, representing an increase of 65% over the similar period in 2001. PMA Re represented 54% of our net premiums written from ongoing operations for the six months ended June 30, 2002, while The PMA Insurance Group represented 46% for the same period.

PMA Re reported net premiums written of $209.0 million in the second quarter of 2002 and $299.3 million for the first six months of 2002. Net premiums written included approximately $44 million for the quarter and six months resulting from stronger than expected premium growth from our treaty ceding companies in the two most recent underwriting years. Excluding this change, net premiums written increased 93% to $164.8 million and increased 71% to $255.1 million, compared to $85.2 million and $149.1 million for the same periods last year. The increases in net premiums written reflect higher premium volume across all of our underwriting units— Finite Risk & Financial Products, Traditional and Specialty treaty, and Facultative reinsurance. So far in 2002, rate increases as measured by the level of premium increase on renewed in-force business have averaged approximately 30% on our Traditional and Specialty business.

The PMA Insurance Group reported net premiums written of $83.6 million for the second quarter of 2002, compared with $61.6 million for the second quarter of 2001. Net premiums written increased 37% to $260.1 million for the first six months of 2002, compared with $189.5 million for the comparable period last year. The significant growth in premiums primarily reflects improved pricing in all lines of insurance business underwritten by us. To a lesser extent, we continue to see premium growth through an increase in the number of new business accounts written, which we believe results from our focused marketing efforts in selected territories.

For the first six months of 2002, PMA Re reported a combined ratio of 100.4% and The PMA Insurance Group reported a combined ratio of 103.4%. These underwriting results have exceeded our expectations for the period.

The address of our principal executive offices is 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, and our telephone number is (215) 665-5046.

Unless otherwise indicated, all references in this prospectus supplement to “PMA Capital,” “we,” “our,” “us,” or similar terms refer to PMA Capital Corporation together with its subsidiaries.

Business Outlook

We are affirming and updating our business outlook set forth in our quarterly report on Form 10-Q for the period ended June 30, 2002. These estimates reflect our current views as of the date of this prospectus supplement:

•
We expect after-tax operating income per diluted share to be between $0.36 to $0.38 for the three months ended September 30, 2002. We expect our full year 2002 after-tax operating income for our ongoing operations to be in the range of $1.40 to $1.45 per diluted share. This estimate does not include after-tax operating losses of $1.82 per share that we reported from our run-off operations. Based on our actual after-tax operating income of $0.65 per diluted share for the six months ended June 30, 2002 for our ongoing operations, we expect after-tax operating income of between $0.75 and $0.80 per diluted share for the last six months of 2002. As is customary for the property and casualty insurance industry, operating income does not include realized investment gains and losses, which amounted to net losses of $0.34 per share for continuing operations for the six months ended June 30, 2002.

•
We believe that we will achieve continued price strengthening and restricted terms and conditions throughout 2002 across our businesses, and we are estimating that this will allow us to increase consolidated net written premiums for our ongoing businesses by approximately 40% to 50% for full year 2002. Further, we believe PMA Re and The PMA Insurance Group will continue this strong premium growth in the current excellent underwriting environment in which PMA Re and The PMA Insurance Group can achieve their respective combined ratio goals of 100% and 104% for 2002.

•
We expect premiums to continue to outpace loss cost and expense trends, and that embedded underwriting margins will continue to be strong. We expect these conditions to allow us to achieve our combined ratio goal of 100% or better for PMA Re and 104% or better for The PMA Insurance Group during 2002. This compares to our combined ratios reported for the six months ended June 30, 2002 of 100.4% for PMA Re and 103.4% for The PMA Insurance Group.

•
A key component of our earnings potential is the opportunity to increase our investment income. For full year 2002, we expect that our investment income will increase modestly because of the higher invested asset base resulting from our revenue growth at PMA Re and The PMA Insurance Group. The increase in investment income will be constrained by lower yields on invested assets.

RECENT EVENTS

On May 1, 2002, we announced our decision to withdraw from the excess and surplus lines marketplace previously served by the Caliber One operating segment. In connection with this withdrawal, on September 19, 2002, we entered into a definitive agreement to sell the capital stock of Caliber One Indemnity Company to Northern Homelands Company. The purchase price is $3.5 million plus the amount of Caliber One’s statutory capital and surplus on the date of closing, which must be no less than $26 million and no more than $27 million. Pursuant to the agreement, we will retain all assets and liabilities related to the in-force policies and claim obligations relating to Caliber One’s business written prior to closing. Since May 2002, we have ceased underwriting substantially all new and renewal excess and surplus lines business and are taking required actions to non-renew any in-force excess and surplus lines business. The transaction is expected to close prior to December 31, 2002, subject to regulatory approvals, certain third-party consents and other usual and customary conditions to closing. The transaction will not have a material effect on our financial condition. We withdrew from the excess and surplus lines business in order to focus our financial and management resources on our commercial reinsurance and insurance operations at PMA Re and The PMA Insurance Group, which we believe provide us with the best opportunity to meet our long-term growth and return on equity goals. As a result of our decision to exit this business, results for the quarter ended June 30, 2002 included a charge of $43 million pre-tax ($28 million after-tax). Components of the pre-tax charge include expenses associated with recognition of liabilities of approximately $20 million, including reinsurance costs of approximately $9 million, long-term lease costs of approximately $7 million and involuntary employee termination benefits of approximately $3 million. In addition, the $43 million pre-tax charge includes approximately $23 million to write-down assets to their estimated net realizable value, including a non-cash charge of approximately $7 million for leasehold improvements and other fixed assets and $1.3 million of goodwill. As a result of our decision to exit the excess and surplus lines business, we reported the results of this segment as run-off operations commencing with the second quarter of 2002.

Following our first quarter 2002 earnings release and announcement of our decision to withdraw from the excess and surplus lines marketplace served by Caliber One, A.M. Best Company placed the financial strength rating of Caliber One Indemnity Company under review with negative implications, and Standard & Poor’s placed the financial strength ratings of PMA Capital Insurance Company, PMA Re’s insurance subsidiary, and the domestic insurance subsidiaries through which The PMA Insurance Group writes insurance business, which we refer to as the Pooled Companies, on credit watch with negative implications. On June 24, 2002, A.M. Best removed Caliber One Indemnity Company from under review and no longer assigns it a financial strength rating. In addition, A.M. Best placed the financial strength ratings of PMA Capital Insurance Company and the Pooled Companies under review with negative implications. On August 7, 2002, Standard & Poor’s removed PMA Capital Insurance Company and the Pooled Companies from credit watch and lowered their financial strength ratings from “A” (“Strong”—6th of 21) to “A-” (“Strong”—7th of 21). Standard & Poor’s has maintained its negative outlook. On October 15, 2002, following our announcement of this offering, A.M. Best affirmed the “A” (Excellent, 3rd of 16) financial strength rating of PMA Capital Insurance Company, with a negative outlook, and the “A-” (Excellent, 4th of 16) financial strength rating of the Pooled Companies (The PMA Insurance Group), with a stable outlook. We believe that our capitalization reflects a solid level of capital adequacy that is supportive of our companies’ growth. With the ratings having been affirmed and removed from under review, we believe we will be able to pursue the improved business opportunities in this favorable underwriting environment, which includes better pricing and improved policy terms and conditions, into 2003.

THE OFFERING

Issuer	PMA Capital Corporation.

Securities Offered
$75,000,000 aggregate principal amount of 4.25% Convertible Senior Debentures Due 2022 ($86.25 million aggregate principal amount if the underwriter’s option to purchase additional Debentures is exercised in full).

Issue Price	The Debentures will be issued at a price of $1,000 per $1,000 principal amount, plus accrued interest if any, from October 21, 2002.

Maturity Date	September 30, 2022.

Ranking
The Debentures will be our general unsecured obligations and will rank equally in right of payment with all other of our existing and future unsecured and unsubordinated obligations. At September 30, 2002, our senior indebtedness totaled approximately $55 million, before giving effect to the issuance and sale of the Debentures. The Debentures will not be guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including insurance policy-related liabilities. As of June 30, 2002, our subsidiaries had no outstanding indebtedness (excluding intercompany indebtedness) and had other liabilities (including insurance policy-related liabilities) of $3.56 billion.

Interest
We will pay interest on the Debentures on March 30 and September 30 of each year, beginning March 30, 2003, at an annual rate of 4.25%. In addition, we may be required to pay contingent interest, as set forth below under “Contingent Interest.”

Contingent Interest
We will also pay contingent interest to the holders of the Debentures during any six-month period from March 30 to September 29 and from September 30 to March 29 commencing with the six-month period beginning September 30, 2006, if the average market price of a Debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Debentures.

The amount of contingent cash interest payable per Debenture in respect of any six-month period will equal the greater of (1) 0.125% of the average market price of a Debenture for the five trading day period referred to above and (2) the product of (i) 5.0% of our estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date comparable to the Debentures and (ii) $1,000, the principal amount of a Debenture. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Material U.S. Federal Income and Estate Tax Considerations	Pursuant to the indenture, we and each holder of a Debenture agree, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to U.S. Treasury regulations that govern contingent payment debt instruments. Under such regulations, even if we do not pay any contingent interest on the Debentures, a beneficial owner of the Debentures who is a U.S. Holder, as defined below under “Material U.S. Federal Income and Estate Tax Considerations—U.S. Holders,” will be required to include interest at the rate described below in its gross income for U.S. federal income tax purposes, regardless of whether such owner uses the cash or accrual method of tax accounting. This imputed interest, also referred to as tax original issue discount, will accrue at a rate equal to 7.55% per year, computed on a semi-annual bond equivalent basis, which represents the yield on our non-contingent, non-convertible, fixed-rate debt with terms otherwise comparable to the Debentures. The rate at which the tax original issue discount will accrue for U.S. federal income tax purposes will exceed the Debentures’ interest rate of 4.25%.

Each holder of Debentures will recognize a gain or loss on the sale, exchange, conversion or retirement of a Debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any Class A common stock received upon conversion or otherwise, and the holder’s adjusted tax basis in the Debentures. Any gain recognized by a holder on the sale, exchange, conversion or retirement of a Debenture generally will be treated as ordinary income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material U.S. Federal Income and Estate Tax Considerations.”

Conversion Rights	You may convert your Debentures at any time prior to stated maturity from and after the date of the following events:

•
if the sale price of our Class A common stock for at least 20 trading days in the first 30 trading-days of any fiscal quarter (beginning with the first quarter of 2003) exceeds 120% of the conversion price on that 30th trading day;

•
if after the 30th day following the initial issuance of the Debentures, the Debentures are rated by Moody’s Investors Service, Inc. below “Ba3” and by Standard & Poor’s Rating Services below “BB-” (or equivalent successor ratings), or the credit ratings assigned to the Debentures are suspended or withdrawn by both rating agencies, or only one rating agency is rating the Debentures and the rating is below the level specified above;

•	if we have called the Debentures for redemption; or

•	upon the occurrence of the specified corporate transactions, described under “Description of the Debentures—Conversion Rights.”

For each $1,000 principal amount of Debentures surrendered for conversion, you initially will receive 61.0948 shares of our Class A common stock.

This represents an initial conversion price of approximately $16.368 per share of Class A common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest or contingent interest, if any. Upon conversion, you will generally not receive any cash payment representing accrued interest or contingent interest, if any. Instead, accrued interest and contingent interest will be deemed paid by the Class A common stock received by you on conversion. Debentures called for redemption may be surrendered for conversion until the close of business two business days prior to the redemption date.

Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock.

Payment at Maturity	Each holder of $1,000 principal amount of the Debentures shall be entitled to receive $1,000 at maturity, plus accrued interest, including contingent interest, if any.

Sinking Fund	None.

Optional Redemption
We may not redeem the Debentures prior to September 30, 2006. We may redeem some or all of the Debentures for cash on or after September 30, 2006, upon at least 30 days but not more than 60 days notice by mail to holders of Debentures at the redemption prices set forth under “Description of the Debentures—Optional Redemption by Us.”

Repurchase Right of Holders
Each holder of the Debentures may require us to repurchase all or a portion of the holder’s Debentures on September 30, 2006, 2008, 2010, 2012 and 2017 at a purchase price equal to the issue price of the Debentures plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase. We may choose to pay the purchase price in cash, Class A common stock, or a combination of cash and shares of our Class A common stock. If we elect to pay the repurchase price with shares of our Class A common stock or a combination of cash and our Class A common stock, we must notify holders not less than 20 business days prior to the repurchase date. If we elect to pay all or a portion of the repurchase price in Class A common stock, the shares of Class A common stock will be valued at 97.5% of the average sale price for the 20 trading days immediately preceding and including the third day prior to the repurchase date.

Change of Control Put
Upon our change of control, you may require us, subject to certain conditions, to repurchase all or a portion of your Debentures. We will pay a purchase price equal to the issue price of such Debentures plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. We may choose to pay the repurchase price in cash, our Class A common stock, common stock of the surviving corporation or a combination of cash and shares of the applicable common stock. If we elect to pay all or a portion of the repurchase price in common stock, the shares of the applicable common stock will be valued at 97.5% of the average sale price of the applicable common stock for 20 trading days ending on the third day prior to the repurchase date.

Events of Default
If there is an event of default under the Debentures, the issue price of the Debentures, plus accrued interest, including contingent interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Use of Proceeds
We intend to use the net proceeds from the sale of the Debentures (approximately $72.5 million, assuming no exercise of the underwriters’ over-allotment option) to increase the capital and surplus of our insurance subsidiaries. See “Use of Proceeds.”

Absence of a Public Market for the Debentures	The Debentures are new securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the Debentures. See “Underwriting.”

Trading	We do not intend to list the Debentures on any national securities exchange.

Nasdaq Symbol for our Class A Common Stock	Our Class A common stock is quoted on the Nasdaq Stock Market’s National Market under the symbol “PMACA.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated financial information. The summary consolidated financial information for each of the years in the three-year period ended December 31, 2001 and at December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements. The financial information set forth below for all other periods presented has been derived from unaudited consolidated financial information, which we believe presents fairly such consolidated financial information in conformity with generally accepted accounting principles. You should read the summary consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes for the year ended December 31, 2001 and for the quarter ended June 30, 2002, which are incorporated by reference into this prospectus supplement. The results for the six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2002 or any future fiscal year or interim period.

	Six months ended June 30,		Year Ended December 31,
	2002(1)	2001(1)	2001(1)	2000(1)	1999
$ in thousands, except per share data	(unaudited)
Gross premiums written	$780,937	$474,674	$1,016,854	$821,263	$730,053

Net premiums written	$591,144	$369,754	$769,058	$545,555	$563,510

Consolidated Revenues:
Net premiums earned	$474,474	$344,671	$732,440	$531,424	$540,087
Net investment income	45,786	44,376	86,945	102,591	110,057
Net realized investment gains (losses)	(16,160)	5,312	7,988	11,975	(7,745)
Other revenues	7,414	16,315	22,599	14,000	12,718

Total consolidated revenues	$511,514	$410,674	$849,972	$659,990	$655,117

Pre-tax operating income (loss)(2):
PMA Re	$26,706	$12,533	$(3,062)	$(7,297)	$50,319
The PMA Insurance Group	12,794	11,490	23,148	21,601	18,200
Run-off Operations(3)	(87,495)	(22,256)	(26,168)	(7,014)	83
Corporate and Other	(7,980)	98	(6,322)	(19,142)	(20,765)

Pre-tax operating income (loss)	(55,975)	1,865	(12,404)	(11,852)	47,837
Net realized investment gains (losses)	(16,160)	5,312	7,988	11,975	(7,745)

Income (loss) before income taxes and cumulative effect of accounting change	(72,135)	7,177	(4,416)	123	40,092
Income tax expense (benefit)	(25,139)	(6,954)	(11,519)	(1,202)	11,739

Income (loss) before cumulative effect of accounting change	(46,996)	14,131	7,103	1,325	28,353
Cumulative effect of accounting changes, net of related tax effects(4)	—	—	—	—	(2,759)

Net income (loss)	$(46,996)	$14,131	$7,103	$1,325	$25,594

Per Share Data:
Weighted average diluted shares(5)	31,240,098	21,875,746	22,216,695	22,353,622	23,785,916
Income (loss) before cumulative effect of accounting changes per diluted share(5)	$(1.50)	$0.65	$0.32	$0.06	$1.19
Net income (loss) per diluted share(5)	(1.50)	0.65	0.32	0.06	1.08
Dividends paid per Class A common share(6)	0.21	0.21	0.42	0.375	0.36
Dividends paid per common share(6)	—	—	—	0.16	0.32

	At June 30,		At December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Consolidated Financial Position:
Total investments	$1,916,693	$1,888,064	$1,775,335	$1,826,949	$1,918,035
Total assets	4,214,565	3,641,143	3,802,979	3,469,406	3,245,087
Reserves for unpaid losses and LAE	2,394,229	2,099,101	2,324,439	2,053,138	1,932,601
Debt	62,500	125,000	62,500	163,000	163,000
Shareholders’ equity	559,901	455,802	612,006	440,046	429,143
Shareholders’ equity per share	17.88	21.16	19.64	20.40	19.21

(1)
Pre-tax operating results were impacted by reserve strengthening of approximately $40 million and $18 million for the six months ended June 30, 2002 and 2001 for the Run-off Operations, respectively, and $22 million for the year ended December 31, 2001 for the Run-off Operations and $60 million for the year ended December 31, 2000 for PMA Re. In addition, for the six months ended June 30, 2002 there was a pre-tax charge of $43 million for costs associated with the exit from and run-off of the excess and surplus lines business.

(2)
Operating income (loss) differs from net income (loss) under GAAP because operating income (loss) excludes net realized investment gains and losses. Pre-tax operating income (loss) is defined as income (loss) from continuing operations before income taxes, excluding net realized investment gains and losses. We exclude net realized investment gains (losses) from the profit and loss measure we utilize to assess the performance of our operating segments because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments.

(3)
In May 2002, we announced our decision to withdraw from the excess and surplus lines marketplace. As a result of this decision, the results of this segment are reported as Run-off Operations commencing with the second quarter of 2002.

(4)
In 1999, we adopted SOP 97-3, “Accounting by Insurance and Other Enterprises for Insurance-Related Assessments.” As a result of adopting SOP 97-3, we recorded a liability of $4.3 million pre-tax and a resulting charge to earnings of $2.8 million, net of tax effect.

(5)
For the six months ended June 30, 2002, common stock equivalents were not taken into consideration in the computation of weighted-average diluted shares as these common stock equivalents would have an anti-dilutive effect on the net loss per share.

(6)
Effective at the close of business April 24, 2000, all shares of common stock were reclassified as Class A common stock. Accordingly, all dividends subsequent to April 24, 2000 are for Class A common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Debentures in this offering will be approximately $72.5 million (approximately $83.4 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated expenses payable by us. We intend to use at least $72.5 million of the net proceeds from this offering to increase the capital and surplus of our insurance subsidiaries to support expected growth in our reinsurance and insurance operations. We intend to use any remaining proceeds for general corporate purposes, which may include, among other things, working capital.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is traded on the Nasdaq Stock Market’s National Market under the symbol “PMACA.” The following table sets forth the high and low sale prices for the indicated periods, all as reported on the Nasdaq Stock Market’s National Market. The table also sets forth the dividends paid per share for the indicated periods.

Class A Common Stock Prices and Dividends

	High	Low	Dividends
2002
Fourth Quarter(1)	$14.76	$12.40	$—
Third Quarter	20.50	13.05	0.105
Second Quarter	25.99	17.65	0.105
First Quarter	23.10	18.71	0.105

2001
Fourth Quarter	$19.40	$16.05	$0.105
Third Quarter	18.24	16.13	0.105
Second Quarter	18.05	16.59	0.105
First Quarter	18.94	16.50	0.105

2000
Fourth Quarter	$18.00	$15.25	$0.105
Third Quarter	19.00	16.25	0.105
Second Quarter	19.00	15.88	0.09
First Quarter	20.00	16.06	0.09

1999
Fourth Quarter	$20.38	$19.38	$0.09
Third Quarter	21.00	19.38	0.09
Second Quarter	21.00	19.00	0.09
First Quarter	20.31	17.63	0.09

(1)	Through October 16, 2002.

The closing price of our Class A common stock on October 16, 2002, as reported on the Nasdaq Stock Market’s National Market was $12.40 per share.

Subject to the dividend preference of any of our preferred stock that may be outstanding, none of which is currently outstanding, the holders of our Class A common stock will be entitled to receive dividends that might be declared by our board of directors from funds legally available for the payment of dividends. Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our insurance company subsidiaries and the limits in the agreements governing our indebtedness. Our insurance company subsidiaries are restricted by law as to the amount of dividends they may pay without the approval of regulatory authorities. These restrictions are described below on page S-12 of this prospectus supplement and page 13 of the prospectus under the caption “Risk Factors.”

CAPITALIZATION

The following table shows our consolidated capitalization at June 30, 2002:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the Debentures in this offering (assuming no exercise of the underwriters’ over-allotment option).

	Actual	As Adjusted
	($ in thousands, except per share data)
Debt(1)	$62,500	$137,500

Shareholders’ equity:
Preferred stock, par value $.01 per share, authorized 2,000,000 shares; no shares issued	—	—
Class A Common stock, par value $5 per share, authorized 40,000,000 shares, issued and outstanding, 31,318,922 shares, net of treasury shares of 2,899,023	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained Earnings	326,510	326,510
Accumulated other comprehensive income	5,766	5,766
Notes receivable from officers	(61)	(61)
Treasury stock, at cost 2,899,023 shares	(52,735)	(52,735)

Total stockholders’ equity	559,901	559,901

Total capitalization	$622,401	$697,401

Ratios:
Debt to total capitalization	10.00%	19.70%
Book value per share	$17.88	$17.88

(1)
On September 20, 2002, we retired and replaced the $62.5 million outstanding under a revolving credit facility with a new $55 million credit facility. Accordingly, debt outstanding as of the date of this prospectus supplement is $55 million.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of determining this ratio, earnings represent pre-tax income (loss), which consists of income (loss) before income taxes, cumulative effect of accounting change (1999) and extraordinary loss (1997), plus fixed charges. Fixed charges include interest expense and the interest portion of rent expense. Our consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

Six Months Ended June 30, 2002
		Year Ended December 31,
		2001		2000	1999	1998	1997
(a	)	(a	)	1.0x	4.1x	4.5x	2.5x

(a)
Earnings were insufficient to cover fixed charges by $72.1 million and $4.4 million for the six months ended June 30, 2002 and the year ended December 31, 2001, due to pre-tax losses of $72.1 million and $4.4 million in the respective periods. Excluding the results of our excess and surplus lines business, which has been discontinued and is in run-off, the ratio of earnings to fixed charges would have been 10.3x for the six months ended June 30, 2002, and 3.6x, 1.6x, 4.1x, 4.6x and 2.5x for the year ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively.

RISK FACTORS

You should carefully consider the risks described below and those described beginning on page 8 of the prospectus before making an investment decision. The risks and uncertainties described below and in the prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the Debentures and our Class A common stock could decline substantially.

Risks Related to Our Business

The covenants in our debt agreements could limit our financial and operational flexibility, which could have an adverse effect on our financial condition, and limit the amount of dividends that we can pay on any class of capital stock.

We have incurred indebtedness and may incur additional indebtedness in the future. At September 30, 2002, we had $55 million outstanding under our credit facility and $23.8 million outstanding in letters of credit under our secured letter of credit facility. The agreements governing our indebtedness contain numerous covenants that limit, or have the effect of limiting, our ability to, among other things, borrow money, sell assets, merge or consolidate and make investments. These restrictions could limit our ability to take advantage of business and investment opportunities, and therefore, could adversely affect our financial condition, liquidity and results of operations. In addition, these agreements limit our ability to pay dividends on our Class A common stock. In 2002, under the most restrictive covenants of these agreements, we would be able to pay dividends of approximately $15 million on any class of capital stock.

Risks Related to the Debentures

We operate through our subsidiaries and, as a result, the Debentures will effectively be subordinated to the liabilities of our subsidiaries.

Because we operate through our subsidiaries and our primary assets are our equity interests in those subsidiaries, our obligations, including the Debentures, are effectively subordinated to all existing and future indebtedness and other liabilities, including insurance policy-related liabilities, of our subsidiaries. As of June 30, 2002, our subsidiaries had no outstanding indebtedness (excluding intercompany indebtedness) but have other liabilities (including insurance policy-related liabilities) of $3.56 billion. Our subsidiaries may incur indebtedness in the future. The Debentures are exclusively obligations of PMA Capital Corporation. Our subsidiaries have no obligation to pay any amounts due on the Debentures. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. The Debentures are unsecured.

We and our subsidiaries may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the Debentures.

The terms of the indenture and the Debentures do not limit the incurrence by us or our subsidiaries of indebtedness. We and our subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the Debentures. For example, we may have insufficient cash to meet our financial obligations, including our obligations under the Debentures. Furthermore, our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes could be impaired. A significant amount of debt could make us more vulnerable to changes in general economic conditions and also could effect the financial strength rating of our insurance subsidiaries.

We may be unable to repay or repurchase the Debentures if our subsidiaries are unable to pay dividends or make advances to us or if agreements we enter into in the future restrict these prepayments or repurchases.

At maturity, the entire outstanding principal amount of the Debentures will become due and payable by us. In addition, each holder of the Debentures may require us to repurchase all or a portion of that holder’s Debentures on September 30, 2006, 2008, 2010, 2012 and 2017 or upon our “change of control” (as described in this prospectus supplement under the caption “Description of the Debentures—Repurchase of Debentures at the Option of Holders).” Under the terms of the indenture, we may elect, if we meet certain conditions, to pay all or part of the repurchase price due on those dates or on a change in control in shares of our Class A common stock.

At maturity or upon a repurchase request, we may not have sufficient funds to pay the principal amount or the repurchase price due. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the declaration and payment of dividends by our subsidiaries and, in the case of a repurchase, if we are unable to pay the repurchase price in shares of our Class A common stock, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary. We, as a holding company, are dependent upon dividends from our subsidiaries to enable us to service our outstanding debt, including the Debentures.

Our current credit facility prohibits us from voluntarily prepaying or redeeming any indebtedness. Accordingly, if our current credit facility were in effect at the time that we sought to voluntarily redeem, or were required by the holders to repurchase, the Debentures as described this prospectus supplement, we would have to seek a waiver of this prohibition from lenders or refinance the indebtedness under the credit facility. We cannot assure you that our lenders would grant such a waiver or that we would be able to refinance such borrowings on terms acceptable to us. Any future borrowing arrangements or agreements to which we become a party may contain restrictions on our repayment or repurchase of the Debentures under certain conditions. In the event that the maturity date or repurchase request occurs at a time when we are restricted from repaying or repurchasing the Debentures, we could attempt to obtain the consent of the lenders under those arrangements to permit us to purchase the Debentures or could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings on terms acceptable to us, we will be unable to repay or repurchase the Debentures.

We may not have sufficient authorized shares of our Class A common stock or sufficient cash necessary to satisfy our conversion obligations to holders of Debentures and we may not receive the approval of our shareholders to amend our Restated Articles of Incorporation to increase the number of authorized shares of our Class A common stock to an amount sufficient to satisfy such conversion obligations.

Pursuant to our Restated Articles of Incorporation, we have 40 million shares of Class A common stock authorized for issuance. As of September 30, 2002, we had 31.3 million shares of Class A common stock outstanding and approximately 3.2 million shares of Class A common stock reserved for issuance upon exercise of employee stock options. Under circumstances described below under “Description of the Debentures—Conversion Rights,” holders of the Debentures may convert any outstanding Debentures into our Class A common stock, initially at a conversion rate of 61.0948 shares per $1,000 principal amount of the Debentures (equal to an initial conversion price of $16.368). Upon conversion of the Debentures, we will be obligated to satisfy our conversion obligation by issuing shares of our Class A common stock or, at our option, paying an equivalent value in cash, or a combination of shares and cash. Because of additional issuances or reservations of shares of Class A common stock, we may not have enough shares of Class A common stock available for issuance to allow us to satisfy all or a portion of our conversion obligations to holders of Debentures. There are no restrictions in the indenture on such issuances or reservations. We have agreed in the indenture to use our commercially reasonable efforts to cause our Restated Articles of Incorporation to be amended to increase the number of authorized shares of Class A common stock to not less than 60 million, including without limitation, by submitting such an amendment to our shareholders at our next annual meeting of shareholders and recommending in the proxy statement relating to that annual meeting that the shareholders approve that amendment. However, there can be no assurance that our shareholders will approve that amendment. In the event that our shareholders do not approve that amendment, we would be required to satisfy a portion of our conversion obligation in cash. Our financial resources may not be sufficient to pay cash to Debenture holders in lieu of, or in combination with, the delivery of shares of Class A common stock. We can make no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of, or in combination with, the delivery of shares of Class A common stock to Debenture holders seeking to convert Debentures into shares of Class A common stock, or that any borrowing arrangement or agreement to which we are or become a party will permit any such cash payment.

Our stock price, and therefore the price of the Debentures, may be subject to significant fluctuations and volatility.

Fluctuations in the market price of our Class A common stock could cause fluctuations in the price of the Debentures. Among the factors that could affect our Class A common stock price are those discussed above and beginning on page 8 of the prospectus under “Risk Factors—Risks Related to Our Business” as well as:

•	interest rate volatility;

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

The financial markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock and of the Debentures.

You should consider the United States federal income tax consequences of owning Debentures.

Prospective holders should be aware that holding Debentures may have significantly less favorable U.S. federal income tax consequences to them as compared with holding traditional convertible debentures. Accordingly, the Debentures may not be a suitable investment for holders that are subject to federal income tax on a current basis.

Under the indenture, we will agree, and beneficial owners of the Debentures, by their purchase of Debentures, will be deemed to have agreed, to treat the Debentures for U.S. federal income tax purposes as indebtedness that is subject to the regulations governing contingent payment debt instruments. The discussion below, and the discussion under “Material U.S. Federal Income and Estate Tax Considerations,” assume that the Debentures will be so treated. However, the U.S. federal income tax characterization of the Debentures is uncertain and, thus, no assurance can be given that the Internal Revenue Service will not assert that the Debentures should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures.

In general, beneficial owners of the Debentures who are U.S. holders, as defined below under “Material U.S. Federal Income and Estate Tax Considerations—U.S. Holders,” will be required to include interest in excess of the interest rate of the Debentures in their gross income for U.S. federal income tax purposes, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions similar to the Debentures, rather than at a lower rate based on the stated cash interest payable on the Debentures. Accordingly, beneficial owners of the Debentures will be required to include interest in taxable income in each year in excess of the stated cash interest on the Debentures.

Each holder of Debentures will recognize a gain or loss on the sale, exchange, conversion or retirement of a Debenture in an amount equal to the difference between (a) the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any Class A common stock received upon conversion or otherwise, and (b) the holder’s adjusted tax basis in the Debentures. Any gain recognized by a holder on the sale, exchange, conversion or retirement of a Debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

Please consult your own tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the Debentures. A summary of the U.S. federal income tax consequences of ownership of the Debentures is described in this prospectus supplement under “Material U.S. Federal Income and Estate Tax Considerations.”

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the Debentures, if any, would cause the liquidity or market value of the Debentures to decline significantly.

The Debentures have been rated by Standard & Poor’s and Moody’s. There can be no assurance that these ratings will remain for any given period of time or that these ratings will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant.

There may be no public market for the Debentures.

Prior to this offering, there has been no trading market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or any automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the Debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot be sure that any market for the Debentures will develop, or if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price and liquidity of the Debentures could be adversely affected.

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The indenture governing the Debentures does not:

•
require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the Debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is senior to or equal in right of payment to the Debentures;

•	restrict our ability or that of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us; or

•	restrict our ability to pledge our assets or those of our subsidiaries.

Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the Debentures.

DESCRIPTION OF THE DEBENTURES

We have summarized provisions of the Debentures below. It is important for you to consider the information contained in this prospectus supplement and the accompanying prospectus before making your decision to invest in the Debentures. If any specific information regarding the Debentures in this prospectus supplement is inconsistent with the more general terms of our debt securities described in the prospectus, you should rely on the information contained in this prospectus supplement.

The Debentures will be issued by us under an indenture, dated as of October 21, 2002, as supplemented by a supplemental indenture dated as of October 21, 2002, with respect to the issuance of the Debentures, between us and State Street Bank and Trust Company, as trustee. The Debentures mature on September 30, 2022. Initially, State Street Bank and Trust Company also acts as paying agent, conversion agent and calculation agent for the Debentures.

The following description is only a summary of the material provisions of the Debentures. We urge you to read the indenture and supplemental indenture in their entirety because they, and not this description, define the rights of holders of the Debentures. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture and supplemental indenture.

When we refer to “PMA Capital,” “we,” “our,” or “us” in this section, we refer only to PMA Capital Corporation, a Pennsylvania corporation, and not its subsidiaries.

Brief Description of the Debentures

The Debentures offered hereby:

•	bear interest at a per annum rate of 4.25% payable semi-annually on each March 30 and September 30, beginning March 30, 2003;

•	accrue contingent cash interest which may be payable as set forth below under “—Contingent Interest;”

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•
are general unsecured obligations of PMA Capital, ranking equally with all of our other existing and future obligations that are unsecured and unsubordinated; as indebtedness of PMA Capital, the Debentures are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•
are convertible into our Class A common stock initially at a conversion rate of 61.0948 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of $16.368 per share), subject to our ability to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, in each case under the conditions and subject to such adjustments as are described under “—Conversion Rights;”

•
are redeemable at our option in whole or in part beginning on September 30, 2006 at the principal amount of the Debentures plus accrued interest, including contingent interest, if any, to the redemption date;

•
are subject to repurchase by us at the option of the holders on September 30, 2006, 2008, 2010, 2012 and 2017 or upon a change of control of PMA Capital, upon the terms and at the repurchase prices set forth below under “—Repurchase of Debentures at the Option of Holders—Optional Put;” and

•	are due on September 30, 2022, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of PMA Capital, except to the extent described under “—Repurchase of Debentures at the Option of Holders—Change of Control Put” below.

No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance. The Debentures are issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Holders may present definitive Debentures for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee currently located at 61

Broadway, 15th Floor, New York, New York 10006. For information regarding conversion, registration of transfer and exchange of global Debentures, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Interest

The Debentures bear interest at a rate of 4.25% per annum from October 21, 2002. We also will pay contingent interest on the Debentures in the circumstances described under “—Contingent Interest”. We will pay interest semi-annually on March 30 and September 30 of each year beginning March 30, 2003, to the holders of record at the close of business on the preceding March 15 and September 15, respectively. There are two exceptions to the preceding sentence:

•
In general, we will not pay accrued interest on any Debentures that are converted into our Class A common stock. See “—Conversion Rights.” If a holder of Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those Debentures, notwithstanding the conversion of those Debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders Debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts Debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Debentures on a date that is after a record date for the payment of interest on Debentures of any holder, and such holder chooses to convert those Debentures, the holder will not be required to pay us, at the time that holder surrenders those Debentures for conversion, the amount of interest it will receive on the interest payment date.

•
We will pay interest to a person other than the holder of record on the record date if we elect to redeem the Debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the Debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those Debentures.

Except as provided below, we will pay interest on:

•	the global Debenture to The Depository Trust Company (which we refer to as DTC) in immediately available funds; and

•	any definitive Debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those Debentures; and

•	any definitive Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those Debentures.

At maturity, interest on the definitive Debentures will be payable at the office of the trustee currently located at 61 Broadway, 15th Floor, New York, New York 10006.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General.

Holders may convert any outstanding Debentures into our Class A common stock, subject to the conditions described below, initially at a conversion rate of 61.0948 shares per $1,000 principal amount of the Debentures (equal to an initial conversion price of $16.368). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of Class A common stock upon conversion of the Debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price of our Class A common stock on the business day immediately preceding the conversion date. Holders may convert Debentures only in denominations of $1,000 principal amount and integral multiples thereof.

Holders may surrender Debentures for conversion into our Class A common stock prior to the stated maturity from and after the date of the following events:

•
if the sale price of our Class A common stock for at least 20 trading days in the first 30 trading days of any fiscal quarter (beginning with the first quarter of 2003) exceeds 120% of the conversion price on that 30th trading day;

•
if after the 30th day following the initial issuance of the Debentures, the Debentures are rated by Moody’s Investors Service, Inc. below “Ba3” and by Standard & Poor’s Rating Services below “BB-” (or equivalent successor ratings), or the credit ratings assigned to the Debentures are suspended or withdrawn by both rating agencies, or only one rating agency is rating the Debentures and the rating is below the level specified above;

•	if we have called the Debentures for redemption; or

•	upon the occurrence of the specified corporate transactions discussed below.

The “sale price” of our Class A common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the Class A common stock is traded or, if the Class A common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. The “conversion price” of a Debenture as of any day will equal the issue price of the Debenture plus accrued and unpaid interest on the Debenture through such day, divided by the number of shares of Class A common stock issuable upon conversion of the Debenture on that day. If a holder exercises its right to require us to repurchase its Debentures as described under “—Repurchase of Debentures at the Option of Holders,” such holder may convert its Debentures into our Class A common stock only if it withdraws its repurchase or change of control repurchase notice and converts its Debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

As stated above in our Risk Factors on page S-13, we may not have enough shares of Class A common stock available for issuance to allow us to satisfy all or a portion of our conversion obligations to holders of Debentures because of additional issuances or reservations of shares of Class A common stock.

Conversion Upon Satisfaction of Market Price Conditions.

A holder may surrender any of its Debentures for conversion into our Class A common stock if the sale price of our Class A common stock for at least 20 trading days in the first 30 trading days of any fiscal quarter (beginning with the first quarter of 2003) exceeds 120% of the conversion price on that 30th trading day.

Conversion Upon Credit Rating Event.

A holder may surrender any of its Debentures for conversion if after the 30th day following the initial issuance of the Debentures, the Debentures are rated by Moody’s Investors Service, Inc. below “Ba3” and by Standard & Poor’s Rating Services below “BB-” (or equivalent successor ratings), or the credit ratings assigned to the Debentures are suspended or withdrawn by both rating agencies, or only one rating agency is rating the Debentures and the rating is below the level specified above.

Conversion Upon Notice of Redemption.

A holder may surrender for conversion any Debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Debentures are not otherwise convertible at that time. If a holder already has delivered a repurchase notice or a change of control repurchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions.

In the event:

•
we distribute to all holders of our Class A common stock certain rights entitling them to purchase, for a period expiring within 60 days, Class A common stock at less than the sale price of the Class A common stock on the business day immediately preceding the announcement of such distribution;

•
we elect to distribute to all holders of our Class A common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the sale price of the Class A common stock on the business day preceding the declaration date for the distribution; or

•
a change of control as described under “—Repurchase of Debentures at the Option of Holders—Change of Control Put” occurs but holders of Debentures do not have the right to require us to repurchase their Debentures as a result of such change of control because either (1) the sale price of our Class A common stock for a specified period prior to such change of control exceeds a specified level or (2) the consideration received in such change of control consists of freely tradeable stock and the Debentures become convertible into that stock (each as more fully described under “—Repurchase of Debentures at the Option of Holders—Change of Control Put”); then at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be, we must notify the holders of the Debentures in writing of the occurrence of such event. Once we have given that notice, holders may surrender their Debentures for conversion at any time (1) until the earlier of close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution or (2) within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our Class A common stock would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our Class A common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into Class A common stock will be changed into a right to convert the Debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Debentures immediately prior to the transaction. If the transaction also constitutes a “change of control,” as defined below, the holder can require us to repurchase all or a portion of its Debentures as described under “—Repurchase of Debentures at the Option of Holders—Change of Control Put.”

Payment Upon Conversion.

Upon conversion, we may choose to deliver, in lieu of our Class A common stock, cash or a combination of cash and shares of our Class A common stock as described below.

Conversion Prior to Notice of Redemption or Maturity. If we choose to satisfy all or any portion of our obligation (the “conversion obligation”) at any time other than upon notice of redemption or at maturity in cash, we will notify the holder through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of the holder’s notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of Class A common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of Class A common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•
If we elect to satisfy the entire conversion obligation in shares of Class A common stock, we will deliver to the holder a number of shares of Class A common stock equal to (i) the aggregate principal amount of Debentures to be converted divided by 1,000 multiplied by (ii) the conversion rate.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of Debentures to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

•	the average sale prices of our shares of Class A common stock during the cash settlement averaging period.

•
If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to the holder such cash amount (“cash amount”) and a number of shares equal to the excess, if any, of the number of shares of Class A common stock calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the pro rated portion of the cash amount for such day divided by (y) the sale price of our Class A common stock on such day.

If a holder exercises its right to require us to repurchase its Debentures as described under “—Repurchase of Debentures at the Option of Holders,” such holder may convert its Debentures as provided above only if it withdraws its repurchase or change of control repurchase notice and converts its Debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion Upon Notice of Redemption or Maturity. If we choose to satisfy all or any portion of the conversion obligation upon notice of redemption or at maturity in cash, we will notify the holder through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as a percentage of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is 20 days prior to maturity or redemption. Settlement amounts will be computed in the same manner as set forth above under “Conversion Prior to Notice of Redemption or Maturity” except that the “cash settlement averaging period” shall be the 20-day trading day period beginning on the day after the maturity date or redemption date as the case may be. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period.

Conversion Procedures.

By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Debentures. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or, except as described below, any contingent interest.

If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those Debentures, notwithstanding the conversion of Debentures prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a Debenture, that at the time the holder surrenders any Debentures for conversion, such holder must pay us an amount equal to the interest that has accrued and that will be paid on the Debentures being converted on the interest payment date. The preceding sentence does not apply to Debentures that are converted after being called by us for redemption after a record date for an interest payment date. If in such case prior to the redemption date the holder chooses to convert its Debentures, such holder will not be required to pay us at the time it surrenders its Debentures for conversion the amount of interest on the Debentures it will receive on the date that has been fixed for redemption.

Holders of the Debentures are not required to pay any taxes or duties relating to the issuance or delivery of our Class A common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the Class A common stock in a name other than the name of the holder of the Debenture. Certificates representing shares of Class A common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a Debenture also agree that delivery to the holder of the full number of shares of Class A common stock into which the Debenture is convertible, together with any cash payment of such holder’s fractional shares, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment, if any) on the Debenture for purposes of the regulations governing contingent payment debt instruments. See “Material U.S. Federal Income and Estate Tax Considerations.”

To convert interests in a global Debenture, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive Debenture, the holder must:

•	complete the conversion notice on the back of the Debenture (or a facsimile thereof);

•	deliver the completed conversion notice and the Debenture to be converted to the specified office of the conversion agent;

•
pay all funds required, if any, relating to interest including contingent interest, on the Debenture to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of Class A common stock into which the Debentures are converted (and cash in lieu of any fractional shares) will be delivered to the holder as soon as practicable on or after the conversion date.

Conversion Rate Adjustments.

We will adjust the conversion rate if any of the following events occur:

(1)	we issue Class A common stock as a dividend or distribution to all holders of our Class A common stock;

(2)
we issue to all holders of our Class A common stock certain rights or warrants to purchase our Class A common stock or securities convertible into or exchangeable or exercisable for our Class A common stock at less than the sale price of our Class A common stock at the time of announcement of such issuance;

(3)	we subdivide or combine our Class A common stock;

(4)	we distribute to all holders of our Class A common stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above;

•
dividends and distributions in connection with any reclassification, consolidation, merger, exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph; and

•	any dividends or distributions paid exclusively in cash;

(5)	we make distributions consisting exclusively of cash to all holders of our Class A common stock to the extent that those distributions, combined with:

•	all other cash distributions made within the preceding 12 months for which no adjustment has been made, plus

•
any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our Class A common stock expiring with the preceding 12 months for which no adjustment has been made exceed 10% of our market capitalization on the record date for that distribution; our “market capitalization,” as of any date, is the product of the sale price of our Class A common stock on such date times the number of shares of our Class A common stock then outstanding; and

(6)
we or one of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer for our Class A common stock to the extent such purchases involve an aggregate consideration that, together with:

•
any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our Class A common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

•
the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our Class A common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

To the extent that we have a rights plan in effect upon conversion of the Debentures into Class A common stock, the holder will receive, in addition to the Class A common stock, the rights under the rights plan whether or not the rights have separated from the Class A common stock at the time of conversion, subject to limited exceptions.

We will not make any adjustment if holders of Debentures may participate in the transactions described above or in certain other cases. In cases:

•
where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of Class A common stock and are distributed to securityholders equals or exceeds the average sale price of the Class A common stock over a specified period; or

•
in which the average sale price of the Class A common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00;

rather than being entitled to an adjustment in the conversion price, the holder of a Debenture will be entitled to receive upon conversion, in addition to the shares of Class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its Debentures immediately prior to the record date for determining the shareholders entitled to receive the distribution.

In the event of:

•	any reclassification of our Class A common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of Class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A common stock, upon conversion of Debentures, the holder will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the Debentures into our Class A common stock immediately prior to any of these events.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Class A common stock, in each case over a measurement period following the distribution.

In the event we elect to make a distribution described in (2) or (4) above, which, in the case of (4) above, has a per share value equal to more than 10% of the sale price of our shares of Class A common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under “—Conversion Upon Specified Corporate Transactions,” or if the Debentures are otherwise convertible, we will be required to give notice to the holders of Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a Debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

Holders may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of Class A common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. Federal Income and Estate Tax Considerations—U.S. Holders—Constructive Dividends.”

To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Class A common stock resulting from any stock distribution.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our Class A common stock or convertible or exchangeable securities or rights to purchase our Class A common stock or convertible or exchangeable securities.

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of Debentures during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning on September 30, 2006 if the average market price of a Debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Debenture.

The amount of contingent cash interest payable per Debenture in respect of any six-month period will equal the greater of (1) 0.125% of the average market price of a Debenture for the five trading day period referred to above and (2) the product of (i) 5.0% of our Estimated Borrowing Rate and (ii) $1,000, the principal amount of a Debenture.

We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest.”

The market price of a Debenture on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debenture obtained by the bid solicitation agent for $5 million principal amount of Debentures at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers, which may include Banc of America Securities LLC, we select, provided that if:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain a bid from the securities dealers, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures,

then the market price of the Debentures will equal (a) the then applicable conversion rate of the Debentures multiplied by (b) the average sale prices of our Class A common stock on the five trading days ending on such determination date, appropriately adjusted. The bid solicitation agent shall not be required to determine the market price of the Debentures unless requested in writing by us.

The bid solicitation agent will initially be State Street Bank and Trust Company. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the Debentures.

Our “Estimated Borrowing Rate” will be equal to the per annum rate that would, in the sole judgment of an independent investment banking institution of international reputation appointed by us, result in a trading price of par of a hypothetical issue of our senior, nonconvertible, noncontingent, fixed-rate debt securities with:

•	a final maturity comparable to the Debentures;

•	an aggregate principal amount equal to the principal amount of the Debentures then outstanding; and

•
covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but which are not subject to our repurchase at the option of the holder.

In no case, however, will an Estimated Borrowing Rate ever be greater than 10.0% or less than 2.5%. Also, if the independent investment bank appointed by us has not established the Estimated Borrowing Rate for the applicable semi-annual period, or if the independent investment bank determines in its sole judgment that there is no suitable reference rate from which the Estimated Borrowing Rate may be determined, the Estimated Borrowing Rate for that period will be the Estimated Borrowing Rate most recently determined (except if there is no Estimated Borrowing Rate most recently determined, in which case the Estimated Borrowing Rate shall be a rate mutually agreed upon by the independent investment bank and us reflecting current market conditions), such Estimated Borrowing Rate to remain in effect until the independent investment bank determines that there is a suitable reference rate at which time the independent investment bank shall determine a new Estimated Borrowing Rate.

Upon determination that holders of Debentures will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of Debentures and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or through such other public medium as we may use at that time.

Payment at Maturity

Each holder of $1,000 principal amount of the Debentures shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any.

Optional Redemption by Us

Prior to September 30, 2006, the Debentures will not be redeemable at our option. Beginning on September 30, 2006, we may redeem the Debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of the Debentures plus accrued and unpaid interest, including contingent interest, if any, to the redemption date. We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Debentures. Debentures or portions of Debentures called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Debentures are to be redeemed in part only, we will issue a new Debenture or Debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s Debentures is selected for partial redemption and the holder converts a portion of its Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

Optional Put.

On September 30, 2006, 2008, 2010, 2012 and 2017 holders may require us to repurchase any outstanding Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those Debentures plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. Holders may submit their Debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

Instead of paying the purchase price in cash, we may pay the purchase price in Class A common stock, cash or a combination of Class A common stock and cash, at our option. The number of shares of Class A common stock a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of our Class A common stock for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in Class A common stock or a combination of Class A common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•
registration of the shares of our Class A common stock to be issued upon repurchase under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if required;

•	qualification of the shares of our Class A common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our Class A common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their Debentures as described below and whether the purchase price will be paid in cash or Class A common stock, or a combination with a portion payable in cash or Class A common stock.

Because the sale price of our Class A common stock will be determined prior to the applicable repurchase date, holders of Debentures bear the market risk that our Class A common stock will decline in value between the date the sale price is calculated and the repurchase date.

The repurchase notice given by each holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

•	the certificate numbers of the holders’ Debentures to be delivered for repurchase;

•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent on the third business day prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;

•	the certificate numbers of the Debentures being withdrawn; and

•	the principal amount, if any, of the Debentures that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for Debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the Debentures, together with such endorsements.

If the paying agent holds money or Class A common stock sufficient to pay the purchase price of the Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the Debentures will cease to be outstanding and interest, including contingent interest, if any, on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

Our ability to repurchase Debentures for cash may be limited by restrictions on the ability of PMA Capital to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

Change of Control Put.

If a change of control, as described below, occurs, each holder will have the right (subject to certain exceptions set forth below) to require us to repurchase all of its Debentures not previously called for redemption, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price equal to the principal amount of all Debentures it requires us to repurchase plus accrued and unpaid interest, including contingent interest, if any, on those Debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the Debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

Instead of paying the purchase price in cash, we may pay the purchase price in our Class A common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•
qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•
listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

Within 30 days after the occurrence of a change of control, we are required to give each holder notice of the occurrence of the change of control and of its resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash or the applicable common stock or securities. The repurchase date will be 30 days after the date on which we give notice of a change of control. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of its exercise of its repurchase right, together with the Debentures with respect to which the right is being exercised. The holder may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

Because the sale price of the applicable common stock or securities is determined prior to the applicable repurchase date, holders of Debentures bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by any of our subsidiaries or any of our employee benefit plans; or

•
during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of PMA Capital was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•
our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•
pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

•
any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our Class A common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Debentures if:

•	the sale price per share of our Class A common stock for any five trading days within:

•
the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 100% of the conversion price of the Debentures in effect on each of those five trading days; or

•
100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq Stock Market’s National Market, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase

“substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

If the paying agent holds money or Class A common stock sufficient to pay the purchase price of the Debentures which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those Debentures will cease to be outstanding and interest, including contingent interest, if any, on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase Debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on the ability of PMA Capital to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

The change of control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our Class A common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the change of control purchase feature is a standard term contained in securities similar to the Debentures.

Events of Default

In addition to those events of default described in the accompanying prospectus under “Description of Our Debt Securities—Events of Default,” each of the following constitutes an event of default with respect to the Debentures:

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	default in our obligation to repurchase Debentures upon the occurrence of a change of control or exercise by a holder of its option to require us to repurchase such holder’s Debentures;

•	default in our obligation to redeem Debentures after we have exercised our redemption option; and

•	default in our obligation to pay contingent interest, if any, when due and payable, and continuance of such default for a period of 30 days.

Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest, including, contingent interest, if any.

Modification and Waiver

In addition to those provisions described in the accompanying prospectus under the heading “Description of Our Debt Securities—Modification and Waiver,” the indenture (including the terms and conditions of the Debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

•	change the payment date of any contingent interest payable on any Debentures;

•
reduce the contingent interest, redemption price or purchase price (including change of control purchase price and the price payable upon exercise by a holder if its option to require us to repurchase such holder’s Debentures) on any Debenture;

•	impair or adversely affect the conversion rights or repurchase rights of any holder of Debentures;

•	alter the manner of calculation or rate of accrual of contingent interest on any Debenture or extend the time for payment of such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any Debenture; or

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase options or the conversion rights of holders of the Debentures.

Calculations in Respect of Debentures

We or our agents will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determination of the market price of the Debentures and our Class A common stock, the Estimated Borrowing Rate and amounts of contingent interest payments, if any, on the Debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Ranking

The Debentures will be senior unsecured obligations of PMA Capital Corporation and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The Debentures will rank senior to any of our subordinated indebtedness.

We are a holding company and will primarily depend on the receipt of dividends from our insurance company subsidiaries to meet our obligations under the Debentures and our other outstanding obligations, including debt obligations. See “Risk Factors—Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our obligations and pay dividends” in the accompanying prospectus. Because the creditors of our subsidiaries, including our insurance company subsidiaries’ policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our Debentures will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors, including their policyholders. As of  June 30, 2002, the aggregate amount of liabilities and obligations of our subsidiaries (including insurance policy-related liabilities) that would have effectively ranked senior to the Debentures was approximately $3.56 billion.

Defeasance

The discharge, defeasance and covenant defeasance provisions of the indenture described under the caption “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the Debentures.

Payment of Additional Amounts

We are not obligated to pay, and holders of the Debentures do not have a right to receive, additional amounts as described under the caption “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Notices

We will mail notices and communications to the holder’s address shown on the register of the Debentures.

The Trustee; Paying Agents and Transfer Agents

State Street Bank and Trust Company is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking and other services for us and will serve as trustee pursuant to the indentures and other instruments entered into by us or trusts established by us in connection with future issues of securities, for which they receive customary fees. The trustee will be the paying agent and transfer agent for the Debentures. On August 13, 2002, State Street Corporation announced the sale of its corporate trust division to U.S. Bancorp. As a result, if that transaction closes, we would expect U.S. Bank National Association to be the successor trustee under the indenture.

Book-Entry Delivery and Settlement

We will issue the Debentures in the form of one or more permanent global debentures in definitive, fully registered, book-entry form. The global debentures will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•
Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of PMA Capital Corporation, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•
Upon deposit of the global debenture with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global debenture.

•
Ownership of the Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Debentures represented by a global debenture to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Debentures represented by a global debenture to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global debenture, DTC or that nominee will be considered the sole owner or holder of the Debentures represented by that global debenture for all purposes under the indenture and under the Debentures. Except as provided in the accompanying prospectus, owners of beneficial interests in a global debenture will not be entitled to have Debentures represented by that global debenture registered in their names, will not receive or be entitled to receive physical delivery of certificated Debentures and will not be considered the owners or holders thereof under the indenture or under the Debentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global debenture must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Debentures under the indenture or the global debenture.

Neither PMA Capital Corporation nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Debentures.

Payments on the Debentures represented by the global debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Debentures represented by a global debenture, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global debenture as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debenture held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the Debentures represented by the global debenture will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

This is a summary of the material U.S. federal income and estate tax consequences relating to the purchase, ownership, conversion and disposition of the Debentures and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the Debentures. The discussion below only deals with Debentures and Class A common stock received upon exchange, conversion or redemption of a Debenture, held as a capital asset and does not purport to deal with persons in special tax situations, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a real estate investment trust,

•	a regulated investment company,

•	certain former citizens or former residents of the United States,

•	a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

•	a person that owns Debentures as part of a straddle or conversion transaction for U.S. federal income tax purposes,

•	a person subject to the alternative minimum tax rules,

•	a U.S. person whose functional currency for tax purposes is not the U.S. dollar, or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

No statutory or judicial authority directly addresses the treatment of the Debentures or instruments similar to the Debentures for U.S. federal income tax purposes. The IRS has recently issued a revenue ruling with respect to instruments similar to the Debentures. To the extent it addresses the issue, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences of the issues that are not addressed in the recently released revenue ruling. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE DEBENTURES AND THE CLASS A COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL ESTATE, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Classification of the Debentures

Pursuant to the terms of the indenture, we and each holder of the Debentures agree, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the Debentures will be so treated. No assurance can be given that the IRS will not assert that the Debentures should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss of an investment in the Debenture. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion should have recognized capital gain upon a taxable disposition of its Debenture.

U.S. Holders

This discussion applies to U.S. Holders. You are a U.S. Holder if you are a beneficial owner of a Debenture and you are:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Code;

•
a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of its substantial decisions.

A beneficial owner of Debentures that is not a U.S. Holder should see “—Non-U.S. Holders” below.

Payments Made With Respect to the Debentures

Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the stated cash interest payable on the Debentures and any contingent interest payments actually received in that year.

You must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a Debenture that equals:

•
the product of (i) the adjusted issue price (as defined below) of the Debenture as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the Debenture, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the Debenture.

The issue price of a Debenture is the first price at which a substantial amount of the Debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. As such, the issue price is expected to be the “public offering price” set forth on the cover of the prospectus supplement. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any non-contingent payment and the projected amount of any contingent payment previously made with respect to the Debenture.

The term “comparable yield” means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument. We have determined that the comparable yield is an annual rate of 7.55%, compounded semi-annually. The projected payment schedule (as defined below) that we have constructed is based upon this comparable yield. It is possible that the IRS could challenge the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership (e.g., taxable interest income or original issue discount), sale, exchange, conversion or redemption of a Debenture could be increased or decreased.

We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. The projected payment schedule includes payment of non-contingent, cash interest, estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from PMA Capital by telephoning PMA Capital Corporation Investor Relations at (215) 665-5046 or submitting a written request for such information to: PMA Capital Corporation Investor Relations, 1735 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103-7590, Attention: Investor Relations Department.

By purchasing the Debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the Debentures.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

Adjustments to Interest Accruals on the Debentures

As noted above, the projected payment schedule includes amounts attributable to the stated cash interest payable on the Debentures. Accordingly, your receipt of the stated cash interest payments will not be separately taxable to you. If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a “net positive adjustment” equal to the amount of such excess. You would treat the “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our Class A common stock), if any, received in that year.

If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, you would incur a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the Debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year.

If the Debenture holder has a negative adjustment carryforward in a taxable year in which the Debenture is sold, exchange or retired, the carryforward is applied to reduce the amount realized on the sale, exchange or retirement.

Sale, Exchange, Conversion or Redemption of the Debentures

Generally, the sale, exchange or conversion of a Debenture, or the redemption of a Debenture for cash, will result in taxable gain or loss to you. The amount of such gain or loss will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any Class A common stock received and (b) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally be equal to your original purchase price for the Debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any) and decreased by the projected amount of any payments previously made on the Debenture to you. Gain recognized upon a sale, exchange, conversion or redemption of a Debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Your tax basis in our Class A common stock received upon a conversion of a Debenture or upon your exercise of a put right that we elect to pay in Class A common stock will equal the then current fair market value of such Class A common stock. Your holding period for the Class A common stock received will commence on the day immediately following the date of conversion or repurchase.

Purchasers of Debentures at a Price Other Than the Adjusted Issue Price

If you purchase a Debenture in the secondary market for an amount that differs from the adjusted issue price of the Debenture at the time of such purchase, you will be required to accrue interest income on the Debenture in accordance with the comparable yield (as described above, 7.55%, compounded semiannually) even if market conditions have changed since the date of issuance. You must reasonably determine whether the difference between the purchase price for a Debenture and the adjusted issue price of a Debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the Debentures, a change in interest rates since the Debentures were issued, or both, and allocate the difference accordingly between the daily portions of interest and the projected payments over the remaining term of the Debentures.

Adjustments attributable to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to the amount of interest you include in income. If the purchase price of a Debenture is less than its adjusted issue price because of a higher current yield for a comparable debt instrument, a positive adjustment will result and the amount of interest you accrue will increase. If the purchase price is more than the adjusted issue price of a Debenture because of a lower current yield for a comparable debt instrument, a negative adjustment will result and the amount of interest you accrue will decrease.

Adjustments attributable to a change in expectations as to the contingent payments that are projected in respect of the Debentures will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to your basis in the Debentures but will not affect the adjusted issue price of the Debentures in determining interest for subsequent accrual periods. Adjustments allocated to the contingent payments (which in this case includes the receipt of stock upon conversion) are taken into account as basis adjustments only when the contingent payments are made.

Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their Debenture. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a Debenture in the secondary market at a price that differs from its adjusted issue price on date of the purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Dividends

If at any time we make a distribution of property to our securityholders that would be taxable to the securityholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a Debenture and are not a U.S. Holder (as defined above). If you are a U.S. Holder, this section does not apply to you. This discussion does not address the tax consequences to non-U.S. Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a Debenture because such income is effectively connected with the conduct of a U.S. trade or business. Such non-U.S. Holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply.

Payments Made With Respect to the Debentures

Subject to the discussions of backup withholding and dividends below, if you are a non-U.S. Holder we intend to treat all payments of interest, including contingent interest, made to you as “portfolio interest” that will not be subject to U.S. federal income or withholding tax, provided that: (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a controlled foreign corporation that is related to us through stock ownership; and (iii) you have furnished to the U.S. payor (directly or through certain foreign intermediaries) an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

Dividends on Class A Common Stock and Constructive Dividends

Except as described below, if you are a non-U.S. Holder of Class A common stock, dividends paid to you (including any payments made after conversion of the Debentures, regardless of designation, to the extent such amounts are treated as dividends for U.S. federal income tax purposes) are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. Holder of a Debenture and you receive a constructive dividend as a result of a change in the conversion ratio of your Debenture, we and other payors may withhold on other payments made on your Debentures in between the date of the constructive dividend and the due date for filing IRS Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody of, money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, however, we and other payors will generally be required to withhold at the applicable withholding tax rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

•
a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•
in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

Gain on Disposition of Our Class A Common Stock

If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our Class A common stock unless:

•
you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•
we are or have been a U.S. real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Federal Estate Tax

Debentures held at the time of death, or previously transferred subject to certain retained rights or powers, by an individual who at the time of death is not a citizen or a domiciliary of the United States will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that: (i) the individual does not actively or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and (ii) the income on the Debentures is not effectively connected with the conduct of a U.S. trade or business by the individual.

Common stock owned by an individual who is not a citizen or a domiciliary of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. Estates of decedents who are not citizens or residents of the U.S. are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments made to you with respect to your Debenture, including amounts accruing under the rules for contingent payment debt instruments, dividends on our Class A common stock and proceeds of the sale of your Debentures or of Class A common stock. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number or certification of exempt status, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns. The current backup withholding rate is 30% (29% during 2004 and 2005, 28% during 2006 through 2010, and 31% thereafter).

If you are a non-U.S. Holder, we and other payors are required to report payments of interest on your Debentures and dividends on your Class A common stock on IRS Form 1042-S. Payments of principal, dividends and interest made to you with respect to your Debentures will not be subject to backup withholding or additional information reporting, provided that certain certification requirements as to your foreign status are satisfied or you otherwise establish an exemption. Backup withholding will also not apply to the proceeds from the sale of a Debenture or of Class A common stock that you receive as a non-U.S. Holder if appropriate documentation or certifications as to your foreign status are provided.

Backup withholding is not an additional tax. Rather, any amount withheld from a payment to a holder of a Debenture or Class A common stock is generally allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund provided that certain required information is provided to the IRS.

UNDERWRITING

We intend to offer the Debentures through the underwriters. Banc of America Securities LLC, Credit Suisse First Boston Corporation and Sandler O’Neill & Partners, L.P. are acting as representatives of the underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the Debentures listed opposite their names below.

Underwriter	Principal Amount of 4.25% Convertible Senior Debentures Due 2022
Banc of America Securities LLC	$37,500,000
Credit Suisse First Boston Corporation	30,000,000
Sandler O’Neill & Partners, L.P.	7,500,000

Total	$75,000,000

The underwriters have agreed to purchase all of the Debentures sold pursuant to the underwriting agreement if any of these Debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

We have granted to the underwriters an option exercisable within 13 days of the date of this prospectus supplement to purchase up to an additional $11.25 million principal amount of the Debentures.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed, except as contemplated by this offering, not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act of 1933 in respect of any of our debt securities, any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock or debt securities or securities exchangeable or exercisable for or convertible into shares of our Class A common stock or any of our debt securities for a period of 60 days from the date of this prospectus supplement without the prior written consent of Banc of America Securities LLC (after consultation with Credit Suisse First Boston Corporation). Banc of America Securities LLC and Credit Suisse First Boston Corporation may withhold their consent in their sole discretion. Notwithstanding the above, we may (i) issue shares of our Class A common stock or options to purchase our Class A common stock or Class A common stock upon exercise of options, pursuant to any employee stock option, stock bonus or other stock plan or arrangement whose description is incorporated by reference in the prospectus or this prospectus supplement, and (ii) offer, sell and issue non-convertible, non-contingent debt securities. Certain of our executive officers and directors and PMA Foundation have agreed pursuant to lock-up agreements that, without the prior written consent of Banc of America Securities LLC (after consultation with Credit Suisse First Boston Corporation), they will not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge (except for pledges of additional shares of Class A common stock under the terms of an existing loan solely with respect to the amount of indebtedness outstanding pursuant to such loan as of the date of such lock-up agreement), transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any of our debt securities or any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock or our debt securities, or securities exchangeable or exercisable for or convertible into shares of our Class A common stock or our debt securities which they own either beneficially or of record, or publicly announce an intention to do any of the foregoing, for a period of 60 days after the date of this prospectus supplement, except that such restrictions shall not apply to bona fide gifts and transfers made for estate planning purposes provided that the transferee agrees to the same restrictions specified above. Banc of America Securities LLC and Credit Suisse First Boston Corporation may withhold consent in their sole discretion. In addition, such executive officers and directors and PMA Foundation have agreed to waive any registration rights that they have relating to registration under the Securities Act of any shares of our Class A common stock in connection with this offering.

Some of the underwriters and/or their affiliates have engaged in transactions with and performed various investment and commercial banking and other services for us in the past, for which they have received compensation, are currently doing so and may do so from time to time in the future. Affiliates of Banc of America Securities LLC are lenders under our revolving credit facility.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the 4.25% convertible senior Debentures due 2022 to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the Debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of 1.2% of the principal amount of the Debentures to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $275,000 and are payable by us.

New Issue of Debentures

The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Debentures. If the underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell more Debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distributions

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a certain aggregate principal amount of the Debentures to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Certain underwriters may effect online distributions through their affiliates’ online broker/dealers, as selling group members.

LEGAL MATTERS

The validity of the Debentures, certain matters with respect to our Class A common stock and certain U.S. federal income tax matters will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP. Certain legal matters in connection with the Debentures will be passed upon for the underwriters by Dewey Ballantine LLP.

PROSPECTUS

$250,000,000

PMA Capital Corporation
Class A Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Stock Purchase Contracts
and
Units

PMA Capital Trust I
PMA Capital Trust II
Preferred Securities
guaranteed to the extent set forth herein
by PMA Capital Corporation

We will provide you with more specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $250,000,000.

PMA Capital Corporation’s Class A common stock, which is its only class of common stock, is listed on the Nasdaq Stock Market’s National Market under the symbol “PMACA”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is July 19, 2002.

You should rely only on the information contained in this document or incorporated by reference into this document. Neither we nor the Trusts have authorized anyone to provide you with information that is different. This prospectus and any supplement may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, PMA Capital Trust I and PMA Capital Trust II filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to the Class A common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, share purchase units, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf registration process, we and PMA Capital Trust I and II may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $250,000,000.

This prospectus provides you with a general description of the securities that we and PMA Capital Trust I and II may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us, PMA Capital Trust I and II and the offered securities, please refer to the registration statement of which this prospectus forms a part. Each time we or PMA Capital Trust I and II sell securities, we and PMA Capital Trust I and II will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the right, in our sole discretion, to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, also known as the Securities Act.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

Unless otherwise indicated, all references in this prospectus or a supplement to “PMA Capital”, “we”, “our”, “us”, or similar terms refer to PMA Capital Corporation together with its subsidiaries. Similarly, unless otherwise indicated, all references in the prospectus or a supplement to the “Trust” or “Trusts” refer to either or both of PMA Capital Trust I and PMA Capital Trust II, as the context implies.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

BUSINESS OVERVIEW

PMA Capital Corporation

We are an insurance holding company focused on specialty insurance markets where we believe our underwriting expertise, experienced management and financial strength allow us to produce attractive returns. Through our operating subsidiaries, we are a leading provider of property and casualty reinsurance and a regionally focused provider of commercial property and casualty insurance. Our primary insurance business has been in operation since 1915 and our reinsurance operations began writing business in 1969. At March 31, 2002, we had total assets of approximately $4.1 billion and shareholders’ equity of approximately $575 million.

We conduct our insurance and reinsurance business through two specialty operating segments:

•
Our reinsurance operations, PMA Re, offer excess of loss and pro rata property and casualty reinsurance protection mainly through reinsurance brokers. PMA Re focuses on risk-exposed business, which we believe allows us to best utilize our underwriting and actuarial expertise.

•
Our property and casualty insurance operations, The PMA Insurance Group, write workers’ compensation, integrated disability and, to a lesser extent, other standard lines of commercial insurance, primarily in the eastern part of the United States. Currently, approximately 90% of The PMA Insurance Group’s business is produced through independent agents and brokers.

PMA Re. Our reinsurance operations conduct business mainly in the broker market. PMA Re provides treaty reinsurance on both a traditional and finite risk basis, and facultative reinsurance.

PMA Re competes on the basis of its ability to offer specialized products to its clients, its long-term relationships with brokers and insurance company clients, and its prompt and responsive service. PMA Re focuses on providing reinsurance to small- to medium-sized insurers, which we define as insurers with less than $500 million of statutory surplus.

The PMA Insurance Group. The PMA Insurance Group emphasizes its traditional core business, workers’ compensation insurance and integrated disability. We also provide a range of other commercial insurance products to our workers’ compensation customers, including commercial automobile and multi-peril coverages, general liability and related services. The PMA Insurance Group focuses primarily on middle-market and large accounts.

The PMA Insurance Group competes on the basis of its ability to offer tailored workplace disability management solutions to its clients, its long-term relationships with its agents and brokers, its localized service and its reputation as a high quality claims and risk control service provider.

The address of our principal executive offices is 1735 Market Street, Philadelphia, Pennsylvania 19103-7590, and our telephone number is (215) 665-5046.

Recent Events

On May 1, 2002, we announced our decision to withdraw from the excess and surplus lines marketplace previously served by Caliber One. We are presently evaluating our options to dispose of this business, including disposal through a sale transaction or through run-off of the in-force policies and outstanding claim obligations. Our decision to withdraw from this business will allow us to focus our financial and management resources on our well-established and long-standing commercial reinsurance and insurance operations at PMA Re and The PMA Insurance Group, which provide us with the best opportunity to meet our long-term growth and return on equity goals. As a result of our decision to exit the excess and surplus lines business, we currently expect that, based on a preliminary assessment of the costs to exit this business, our second quarter 2002 results will include a charge in the range of approximately $35 million to $45 million pre-tax ($25 million to $30 million after-tax). Components of the charge are expected to include expenses associated with reinsurance costs for the exited business, long-term lease costs, severance and long-lived and other asset impairment charges, including the write off of $1.3 million of goodwill attributable to the Caliber One business segment. As a result of our decision to exit the excess and surplus lines business, the results of the segment will be reported as run-off operations commencing with the second quarter of 2002.

Following our first quarter 2002 earnings release and announcement to withdraw from the excess and surplus lines marketplace served by Caliber One, A.M. Best Company placed the financial strength rating of Caliber One Indemnity Company under review with negative implications, and Standard & Poor’s placed the financial strength ratings of PMA Capital Insurance Company, PMA Re’s insurance subsidiary, and the domestic insurance subsidiaries through which The PMA Insurance Group writes insurance business on credit watch with negative implications. On June 24, 2002, A.M. Best removed Caliber One Indemnity Company from under review and no longer assigns it a financial strength rating. In addition, A.M. Best placed the financial strength rating of PMA Capital Insurance Company and The PMA Insurance Group under review with negative implications. Depending upon the outcome of a further review of our business by A.M. Best and Standard & Poor’s, a downgrade of our ratings is possible.

On January 31, 2002, we abandoned a $100 million private offering of senior unsecured notes. We intended to issue two series of the notes with one due 2009 and the other 2012. The pricing of the notes was never completed. We did not accept any offers to buy the notes. This prospectus supersedes any offering materials used in the private offering.

The Trusts

Each Trust is a statutory business trust created under Delaware law pursuant to

•	a trust agreement executed by us, as sponsor of each Trust, and the trustees for each Trust, and

•	the filing of a certificate of trust with the Delaware Secretary of State.

Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

Each Trust exists for the exclusive purposes of

•	issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the Trust,

•	using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of our subordinated debt securities, and

•	engaging in only those other activities necessary or incidental to the issuance and sale of the preferred securities and common securities and purchase of our subordinated debt securities.

We will indirectly or directly own all of the common securities of each Trust. The common securities of a Trust will rank equally, and payments will be made thereon on a pro rata basis, with the preferred securities of that Trust, except that, if an event of default under the restated trust agreement resulting from an event of default under our subordinated debt securities held by the Trust has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, we will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Trust. Each Trust is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

Unless otherwise disclosed in the related prospectus supplement, each Trust has a term of approximately  55 years, but may dissolve earlier as provided in the restated trust agreement of the Trust. Unless otherwise disclosed in the applicable prospectus supplement, each Trust’s business and affairs will be conducted by the trustee appointed by us, as the direct or indirect holder of all of the common securities. The holder of the common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a Trust. The duties and obligations of the trustees of a Trust will be governed by the restated trust agreement of the Trust.

Unless otherwise disclosed in the related prospectus supplement, two trustees of each Trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of, or affiliated with, us. One trustee of each Trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with us, that has a minimum amount of combined capital and surplus of not less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will also act as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. In addition, one trustee of each Trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the “Delaware trustee.” The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. We will pay all fees and expenses related to each Trust and the offering of preferred securities and common securities.

The principal executive offices for each of the Trusts are located at c/o PMA Capital Corporation,  1735 Market Street, Philadelphia, Pennsylvania 19103-7590. The telephone number of each of the Trusts is (215) 665-5046.

FORWARD-LOOKING STATEMENTS

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are forward-looking and contain information about financial results, economic conditions, trends and known uncertainties. Words such as “believes,” “estimates,” “anticipates,” or similar words are intended to identify forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and our current operating plans based on assumptions regarding future events. Our actual results could differ materially from those expected by our management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;

•
regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct our business;

•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;

•	the ability to implement and maintain rate increases;

•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;

•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;

•	the lowering or loss of one or more of the financial strength or claims-paying ratings of our insurance subsidiaries;

•	adequacy of reserves for claim liabilities;

•	adverse property and casualty loss development for events the we insured in prior years;

•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;

•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;

•	adequacy and collectibility of reinsurance that we purchase;

•	severity of natural disasters and other catastrophes; and

•	reliance on key management.

We describe these risks and uncertainties in greater detail under the caption “Risk Factors” below and in our recent Forms 8-K, 10-Q and 10-K filed with the Securities and Exchange Commission. These filings are described previously under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should not place undue reliance on any such forward-looking statements. We disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risk factors before making an investment in our securities. Our business faces significant risks. If any of the following risks actually occur, our business, financial condition, results of operations or prospects could be affected materially. In that case, our ability to make principal and interest payments or to pay dividends on our securities may be adversely affected and you may lose part or all or your investment.

Risks Related to Our Business

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industry.

The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses; and

•	volatility associated with the long-tail nature of the reinsurance business, which may impact our operating results.

The property and casualty insurance industry historically is cyclical in nature. The demand for property and casualty insurance can vary significantly, rising as the overall level of economic activity increases and falling as such activity decreases. The property and casualty insurance industry and especially the reinsurance business also have been very competitive, although our insurance subsidiaries have experienced more favorable terms and pricing beginning in the second half of 2000 and continuing into 2002. These fluctuations in demand and competition and the impact on us of other factors identified above could have a negative impact on our results of operations and financial condition.

Because we operate in a highly competitive industry, we may be unable to maintain adequate rates.

The property and casualty insurance and reinsurance industry is highly competitive. PMA Re competes with approximately 35 U.S. and non-U.S. reinsurers none of whom dominate the U.S. market. The PMA Insurance Group has eight major competitors. Its primary competitors are Liberty Mutual Insurance Company, Royal & SunAlliance Insurance Company, American International Group, Inc., Zurich/Farmers Group, CNA Insurance Companies, Kemper Insurance Companies, Travelers Property & Casualty and The Hartford Insurance Group. Some of our competitors have greater financial, marketing and management resources than we do.

A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

•
an influx of new capital in the marketplace as existing companies attempt to expand their business and new companies attempt to enter the insurance and reinsurance business as a result of better pricing and/or terms;

•
the enactment of the Gramm-Leach-Bliley Act of 1999 (which permits financial services companies, such as banks and brokerage firms, to engage in certain insurance activities), which could result in increased competition from financial services companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business.

These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance and reinsurance available. The significant amount of capital in the property and casualty marketplace has, until recently, resulted in the supply of insurance and reinsurance outpacing demand. This oversupply has made it difficult to achieve a level of rate adequacy related to the amount of risk undertaken. Although rates have improved recently, continued oversupply may negatively influence the sustainability of adequate rate changes, and accordingly, have an adverse effect on our earnings.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Like all insurers, we establish reserves representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have not been reported to us. We also establish reserves for loss adjustment expenses, which represent the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process. Reserves are merely estimates and do not and cannot represent an exact measure of liability. The reserving process involves actuarial models, which rely on the basic assumption that past experience, adjusted for the effect of current developments and likely trends in claims severity, frequency, judicial theories of liability and other factors, is an appropriate basis for predicting future events. However, in many cases significant periods of time, ranging up to several years or more, may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer’s payment of that loss. Further, liabilities for reinsurers generally become known more slowly than for primary insurers and are generally subject to more unforeseen development.

If, during that time, actual losses and loss adjustment expenses develop faster or are larger than our loss reserve estimates, which may be due to a wide range of factors, including inflation, changes in claims and litigation trends and legislative or regulatory changes, we would have to increase reserves. As a result, we would incur a charge to earnings in the period the reserves are increased. For example, in the first quarter of 2002, we took a charge of approximately $40 million to our pre-tax earnings as a result of higher than expected loss and loss adjustment expenses in our run-off excess and surplus lines business, which emerged in the first quarter of 2002 on casualty lines of business, primarily general liability, including policies covering contractors’ liability for construction defects, professional liability policies for the nursing homes class of business and commercial automobile, mainly for accident years 2000 and prior.

Reserve estimates are continually refined through an ongoing process as further claims are reported and settled and additional information concerning loss experience becomes known. Because setting reserves is inherently uncertain, our current reserves may prove inadequate in light of subsequent developments. As stated in the preceding paragraph, should we need to increase our reserves, our earnings for the period will generally decrease by a corresponding amount. Therefore, future reserve increases could have a material adverse effect on our results of operations and financial condition.

We have exposure to unpredictable catastrophes, which can materially affect our financial results.

We are subject to claims arising out of catastrophes that may have a significant effect on our results of operations, liquidity and financial condition. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Insurance companies are not permitted to reserve for catastrophes until such event takes place. Therefore, although we actively manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance and may have a material adverse impact on our financial condition, results of operations and liquidity.

Man-made events, such as terrorism, can also cause catastrophes. For example, the attack on the World Trade Center resulted in approximately $30 million in pre-tax losses to us, after deduction of all reinsurance and retrocessional protection, for 2001. This estimate is based on our analysis of the available facts known by us to date and our examination of known exposures. However, it is difficult to fully estimate our losses from the attack given the uncertain nature of damage theories and loss amounts, and the possible development of additional facts related to the attack. As more information becomes available, we may need to increase our estimate of these losses.

We are currently attempting to exclude coverage of losses due to terrorist activity after September 11, 2001, in our assumed reinsurance contracts where underwriters determine that there is a significant risk of loss from terrorism activities. For the commercial insurance business offered by The PMA Insurance Group, excluding our workers’ compensation business, state insurance departments must approve the terms of our insurance forms and new exclusions included in those forms. As of April 30, 2002, all states except for California, Georgia, Florida and New York, have approved terrorism exclusions for polices on commercial insurance business, other than workers’ compensation insurance. Accordingly, we are attempting to include terrorism exclusions when permitted. With respect to workers’ compensation insurance, terrorism exclusions are not permitted under workers’ compensation laws of any state or jurisdiction in which we operate. When underwriting existing and new workers’ compensation business, we are considering the added potential risk of loss due to terrorist activity, and this may lead us to decline to write or non-renew certain business. However, even when terrorism exclusions are permitted, because our clients may object to a terrorism exclusion in connection with business that we may still desire to write without an exclusion, some or many of our insurance policies or reinsurance contracts may not include a terrorism exclusion. Therefore, future terrorist attacks may result in losses that have a material adverse effect on our financial condition, results of operations and liquidity.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the customary insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance and reinsurance subsidiaries. During 2001, we had over $1.0 billion of gross written premiums of which we ceded approximately $248 million, or 24% of gross written premiums, to reinsurers for reinsurance protection. This reinsurance is maintained to protect our insurance and reinsurance subsidiaries against the severity of losses on individual claims and unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2001, we had $1.21 billion of reinsurance receivables from reinsurers for losses that they are obligated to reimburse us for under our reinsurance contracts. The collectibility of reinsurance is largely a function of the solvency of reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency or inability to make payments under the terms of a reinsurance contract could have a material adverse effect on our results of operations and financial condition.

We face a risk of non-availability of reinsurance, which could materially affect our ability to write business and our results of operations.

Market conditions beyond our control, such as the amount of surplus in the reinsurance market and natural and man-made catastrophes like the terrorist attack on the World Trade Center, determine the availability and cost of the reinsurance protection we purchase. We cannot assure you that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or reduce our insurance writings. Due to the terrorist attack on the World Trade Center, for example, our reinsurers have generally included terrorism exclusions or limits in their reinsurance agreements written after September 11, 2001. Although this has not materially affected our business written or our results of operations, future terrorist attacks leading to claims under policies that we have written without terrorism exclusions may have a material adverse effect on our results of operations.

Because insurance ratings are important to our policyholders, downgrades in our insurance ratings may adversely affect us.

Rating agencies rate insurance companies based on financial strength and the ability to pay claims, factors more relevant to policyholders than investors. We believe that the ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, are material to our operations. A. M. Best, Standard & Poor’s and Moody’s Investor Services currently rate our principal insurance subsidiaries. Ratings are not recommendations to buy our securities.

The rating scales of A.M. Best, S&P, and Moody’s are characterized as follows:

•	A.M. Best—A++ to S (“Superior” to “Suspended” )

•	S&P—AAA to R (“Extremely Strong” to “Regulatory Supervision”)

•	Moody’s—Aaa to C (“Exceptional” to “Lowest”)

As of May 1, 2002, our principal insurance subsidiaries had the following ratings:

	A. M. Best	S&P	Moody’s
PMA Capital Insurance Company(1)	A (“Excellent”—3rd of 16)	A (“Strong”—6th of 21)	A3 (“Good”—7th of 21)
Pooled Companies(2)	A-(“Excellent”—4th of 16)	A (“Strong”—6th of 21)	Baal (“Adequate”—8th of 21)

(1)	PMA Re writes its reinsurance business through PMA Capital Insurance Company.
(2)
The Pooled Companies (Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company) represent the subsidiary insurance companies through which The PMA Insurance Group writes its insurance business, which share results through an intercompany pooling agreement. The Pooled Companies are rated as one entity.

A downgrade in these ratings could affect our competitive position in the insurance industry and make it more difficult for us to market our products. A significant downgrade could result in a material loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings. Following our first quarter 2002 earnings announcement and announcement to withdraw from the excess and surplus lines marketplace served by Caliber One, S&P placed the financial strength ratings of PMA Capital Insurance Company and the Pooled Companies on credit watch with negative implications. Further, A.M. Best placed the A (“Excellent”—3rd of 16) financial strength rating of Caliber One Indemnity Company, our discontinued excess and surplus lines company, under review with negative implications. On June 24, 2002, A.M. Best removed Caliber One Indemnity Company from under review and no longer assigns it a financial strength rating. In addition, A.M. Best placed the financial strength rating of PMA Capital Insurance Company and The PMA Insurance Group under review with negative implications. Depending upon the outcome of a further review of our businesses by A.M. Best and Standard & Poor’s, a downgrade of our ratings is possible.

These ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our primary insurance subsidiaries can maintain these ratings. Each rating should be evaluated independently of any other rating.

Because we are heavily regulated by the states in which we do business, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	limitations on the rates that we may charge on our workers’ compensation business;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•	potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from obtaining rate increases on insurance policies offered by our primary insurance operations or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. As of June 30, 2002, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state, which would have a material adverse effect on our results of operations or financial condition. In light of recent insolvencies of large property and casualty insurers, it is possible that the regulations governing the level of the guaranty fund or association assessments against us may change, requiring us to increase our level of payments.

Because our reinsurance operations depend on a few reinsurance brokers for a large portion of their revenue, loss of business provided by them could adversely affect us.

We market our reinsurance products through reinsurance brokers. Four brokerage firms, Guy Carpenter, Benfield Blanch, Towers Perrin and AON Reinsurance, accounted for 80% of our reinsurance gross premiums written and 37% of our consolidated gross premiums written for the year ended December 31, 2001. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

Because our investment portfolio is made up primarily of fixed-income securities, the fair value of our investment portfolio and our investment income could suffer as a result of fluctuations in interest rates.

We currently maintain and intend to continue to maintain an investment portfolio made up primarily of fixed-income securities. The fair value of these securities can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments increases or decreases in an inverse relationship with changes in interest rates, while net investment income earned by us from future investments in fixed-income securities will generally increase or decrease with interest rates. Our overall investment strategy is to invest in high quality securities while maintaining diversification to avoid significant concentrations in individual issuers, industry segments and geographic regions. All of our fixed-income securities are classified as available for sale; as a result, changes in the market value of our fixed-income securities are reflected in our balance sheet. Accordingly, changes in interest rates may result in fluctuations in the income from, and the valuation of, our fixed-income investments, which could have an adverse effect on our results of operations and financial condition.

Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our obligations and pay dividends.

We are a holding company that transacts all of our insurance business directly and indirectly through subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt and to pay dividends and our general and administrative expenses depends on the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances and repayments by our insurance operating subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds. Approximately $56 million of dividends are available to be paid to us in 2002 from our domestic insurance subsidiaries without prior regulatory approval. In addition to the regulatory restrictions, our existing revolving credit and letter of credit facilities limit the amount of dividends that our subsidiaries may pay to us. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our debt obligations or to pay dividends on our capital securities.

The covenants in our debt agreements could limit our financial and operational flexibility, which could have an adverse effect on our financial condition, and limit the amount of dividends that we can pay on any class of capital stock.

We have incurred indebtedness and may incur additional indebtedness in the future. At March 31, 2002, we had $62.5 million outstanding under our credit facility and $23.8 million outstanding in letters of credit under our secured letter of credit facility. The agreements governing our indebtedness contain numerous covenants that limit, or have the effect of limiting, our ability to, among other things, borrow money, sell assets, merge or consolidate and make investments. These restrictions could limit our ability to take advantage of business and investment opportunities, and therefore, could adversely affect our financial condition, liquidity and results of operations. In addition, these agreements limit our ability to pay dividends on our Class A Common stock. In 2002, under the most restrictive covenants of these agreements, we would be able to pay dividends of approximately $15 million on any class of capital stock.

Our business is dependent upon our key executives who do not have employment agreements with restrictive covenants and can leave our employment at any time.

Our success depends significantly on the efforts and abilities of our Chairman, Frederick W. Anton III; our President and Chief Executive Officer, John W. Smithson; the President and Chief Operating Officer of PMA Re, Stephen G. Tirney; and the President and Chief Operating Officer of The PMA Insurance Group, Vincent T. Donnelly. We do not presently have employment agreements that include restrictive covenants with our key executives. Accordingly, our key executives may leave our employment at any time. Because our business is based to some extent upon relationships with our brokers and insureds, our future results of operations could be adversely affected if we are unable to retain our current executives or to attract new executives.

The number of shares of Class A common stock eligible for future sale could have an adverse effect on the value of our securities.

At June 30, 2002, PMA Foundation beneficially owned 5,558,050 shares, or 17.7%, of our Class A common stock, and our directors and executive officers beneficially owned 4,787,187 shares, or 14.8%, of our Class A common stock. Public or private sales of substantial amounts of our Class A common stock, or the perception that these sales might occur, could adversely affect the market price of our Class A common stock as well as our ability to raise additional capital in the public equity markets at a desirable time and price.

PMA Foundation and our directors and executive officers collectively have significant shareholdings and may influence action requiring stockholder approval and may have interests different than, or adverse to, those of our other security holders.

PMA Foundation and our directors and executive officers beneficially owned approximately 32.5% of our Class A common stock at June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. As a result, these stockholders, acting alone or together, may be able to influence matters requiring approval by our stockholders and may have interests different than, or adverse to, those of our other security holders.

Our management will have broad discretion to use the proceeds of this offering and some uses may not yield a favorable return.

The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which security holders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the value of our securities to decline.

Provisions in our charter documents and the ownership of our shares of Class A common stock by PMA Foundation and management may impede attempts to replace or remove our board or management with management favored by stockholders.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay or prevent changes in our board of directors or management that stockholders may desire. These provisions include:

•	requiring advance notice requirements for nominations for election to the board of directors or for proposing business that can be acted on by stockholders at meetings;

•	establishing a classified board of directors and permitting our board to increase its size and appoint directors to fill newly created board vacancies;

•	requiring stockholders to show cause to remove one or more directors; and

•	prohibiting stockholders from acting by written consent.

•	the availability of capital stock for issuance from time to time at the discretion of our board of directors (see “—Authorized and Outstanding Capital Stock” and “—Preferred Stock”).

PMA Foundation and our directors and executive officers beneficially owned approximately 32.5% of our Class A common stock at June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. Accordingly, this ownership structure may prevent changes in our board of directors or management that stockholders may desire.

If a change in the board or management is delayed or prevented, the value of our securities could decline.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting subsidiaries, capital expenditures, the repurchase of shares of Class A common stock, the repayment of short-term borrowings or acquisitions.

Further, if we sell any securities during 2002, the provisions of our revolving credit facility require that we use all or part of the net proceeds of such sale or sales to repay the then outstanding indebtedness under the facility. The revolving credit facility expires on December 31, 2002, at which time a final installment of $62.5 million is due. As of June 30, 2002, the interest rate for our outstanding indebtedness under the facility was 3.3%.

Unless otherwise indicated in a prospectus supplement, the Trusts will use all proceeds received from the sale of its preferred securities to purchase our subordinated debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of determining this ratio, earnings represents pre-tax income (loss), which consists of income (loss) before income taxes, cumulative effect of accounting change (1999) and extraordinary loss (1997), plus fixed charges. Fixed charges include interest expense and the interest portion of rent expense. Our consolidated ratio of earnings to fixed charges is set forth below for each of the periods indicated:

	Year Ended December 31,
Three Months Ended March 31, 2002	2001	2000	1999	1998	1997
(a)	(a)	1.0x	4.1x	4.5x	2.5x

(a) Earnings were insufficient to cover fixed charges by $26.6 million and $4.4 million for the three months ended March 31, 2002 and the year ended December 31, 2001, due to pre-tax losses of $26.6 million and $4.4 million in the respective periods.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together

•	Class A common stock,

•	preferred stock,

•	unsecured senior or subordinated debt securities,

•	depositary shares, each representing a fraction of a share of Class A common stock or a particular series of preferred shares,

•	warrants to purchase Class A common stock,

•	warrants to purchase preferred stock,

•	warrants to purchase debt securities,

•	stock purchase contracts to purchase Class A common stock, and

•	stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder’s obligation to purchase Class A common stock under the stock purchase contract, any of

(1)	our debt securities,

(2)	debt obligations of third parties, including U.S. Treasury securities, or

(3)	preferred securities of a Trust.

Each Trust may offer preferred securities representing undivided beneficial interests in its assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by us.

The aggregate initial offering price of the offered securities will not exceed $250,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

Pursuant to our Restated Certificate of Incorporation, our authorized capital stock is 42,000,000 shares, consisting of

•	2,000,000 shares of preferred stock, par value $.01 per share, of which 40,000 shares were designated as Series A Junior Participating Preferred Stock, and

•	40,000,000 shares of Class A common stock, par value $5.00 per share.

As of June 30, 2002, we had 31,318,922 outstanding shares of Class A common stock. In addition, there were 2,899,023 shares of Class A common stock in treasury, and approximately 6,000,000 shares of Class A common stock reserved for issuance under various employee compensation plans. Holders of Class A common stock have received a right, entitling them, when such right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances. See “—Rights Agreement.” No shares of preferred stock are currently outstanding.

No holders of any class of our capital stock are entitled to preemptive rights.

In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the voting rights, preferences, limitations, conversion rights and special or relative rights of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, preemptive rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement, sinking and purchase fund provisions and other special rights and privileges of any wholly unissued series of preferred stock, the number of shares constituting that series and the terms and conditions of the issue of the shares.

The following is a summary of all material provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws. Because this summary is not complete, you should refer to our Restated Certificate of Incorporation and our Amended and Restated Bylaws for complete information regarding the provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws, including the definitions of some of the terms used below. Copies of our Restated Certificate of Incorporation and our Amended and Restated Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms of our Restated Certificate of Incorporation and our Amended and Restated Bylaws are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Class A Common Stock

The Class A common stock is our only class of common stock and will be referred to in the remainder of this prospectus as “Class A common stock” or “common stock.” Subject to any preferential rights of any preferred stock created by our board of directors, each outstanding share of our Class A common stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of Class A common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power with respect to any preferred stock that is issued.

Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock and does not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding-up of PMA Capital, holders of our Class A common stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock.

The transfer agent and registrar for our Class A common stock is The Bank of New York.

Our Class A common stock is listed on the Nasdaq Stock Market’s National Market under the symbol “PMACA”. The shares of Class A common stock currently issued and outstanding are fully paid and nonassessable. Our shares of Class A common stock offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable. A more detailed description of our Class A common stock is set forth in our registration statement filed under the Securities Exchange Act of 1934 on Form 10/A on January 6, 1998, as amended by our Form 10-Q for the quarterly period ended June 30, 2000, and including any further amendment or report for the purpose of updating such description.

Preferred Stock

The particular terms of any series of preferred stock will be set forth in a prospectus supplement relating to the offering of preferred stock.

The voting rights, preferences, privileges, limitations, conversion rights and special or relative rights of any series, including the number of shares to constitute each series, dividend rights, redemptive rights, preemptive rights, terms of sinking, retirement or purchase fund provisions and liquidation preferences, if any, of the preferred stock will be fixed or designated pursuant to resolutions adopted by our board of directors. The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into Class A common stock will also be set forth in the prospectus supplement relating to the offering. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of Class A common stock to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the series.

On May 3, 2000, our board of directors declared a dividend of rights to holders of record of our Class A common stock outstanding as of the close of business on May 22, 2000. When such rights become exercisable, holders of such rights shall be entitled to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances pursuant to the rights agreement. See “—Rights Agreement.”

Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or make more expensive or difficult unsolicited acquisitions or changes of our control. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our board of directors or current management without their agreement. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interests and the best interests of our stockholders.

These provisions include

•	the establishment of a classified board of directors, removal of directors for cause and the ability of our board to increase its size and to appoint directors to fill newly created directorships,

•	the requirement that stockholders show cause to remove directors,

•	the need for advance notice in order to raise business or make nominations at stockholders’ meetings,

•	the inability of stockholders to act by consent, and

•	the availability of capital stock for issuance from time to time at the discretion of our board of directors (see “—Authorized and Outstanding Capital Stock” and “—Preferred Stock”).

See “—Rights Agreement”, “—Restrictions on Ownership Under Insurance Laws” and “—Beneficial Ownership of Class A Common Stock” for other provisions applicable to us that may discourage takeovers.

Classified Board of Directors; Number of Directors; Filling of Vacancies

Our Amended and Restated Bylaws provide for a board of directors divided into three approximately equal classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of our board of directors. Our Amended and Restated Bylaws also provide that newly created directorships resulting from any increase in the authorized number of up to 24 directors, or any vacancy, may be filled by a vote of a majority of directors then in office. Accordingly, our board of directors may be able to prevent any stockholder from obtaining majority representation on the board of directors by increasing the size of the board and filling the newly created directorships with its own nominees.

Removal of the Board of Directors for Cause

Our Amended and Restated Bylaws permit our stockholders to remove the entire board of directors, a class of directors or any individual director only for cause. However, our stockholders may remove the entire board of directors without cause, if the vote of the stockholders is unanimous. Accordingly, it would be difficult for stockholders to remove directors other than by not re-electing the directors at annual meetings.

Advance Notice for Raising Business or Making Nominations at Meetings

Our Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected.

Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given to the secretary of PMA Capital timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. The chairman of the meeting will have the authority to make determinations of whether a stockholder’s notice complies with the procedures in the Amended and Restated Bylaws.

The business that may be conducted at a special meeting of stockholders is the business brought before the meeting by, or at the direction of, the board of directors.

To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the secretary of PMA Capital not later than the close of business on the 90th day before the one-year anniversary date of the immediately preceding year’s proxy statement. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of nominations to be brought before a special meeting of stockholders for the election of directors is required to be delivered to the secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice of any nomination for election as a director is required to set forth

•
as to each person whom the stockholder proposes to nominate for election or reelection as a director, the name and address of such person and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, or any successor rule or regulation, including such person’s written consent to being named a nominee and to serving as a director if elected; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made

(1)	the name and address of such stockholder, as they appear on our books, and of such beneficial owner,

(2)	the class and number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner, and

(3)
a representation that the nominating stockholder is at the time of giving notice, was or will be on the record date for the meeting and will be on the meeting date a holder of record of shares of PMA Capital entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the person named in the notice.

No Stockholder Action by Consent

Our Amended and Restated Bylaws prohibit stockholders to act by consent. Stockholders are allowed to act only at annual and special meetings. Therefore, a majority of our board of directors could delay consideration of any action that requires stockholder approval until an actual vote is taken at an annual or special meeting of stockholders, even if the proponents of the action would have sufficient stockholder votes to obtain approval of the action by consent prior to a stockholder meeting.

Rights Agreement

PMA Capital Corporation Rights

On May 3, 2000, our board of directors declared a dividend of one preferred share purchase right for each share of Class A common stock outstanding as of the close of business on May 22, 2000 and with respect to Class A common stock issued after that date until the distribution date, as defined below.

Each right, when it becomes exercisable, entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, at a purchase price of $65 per unit, subject to adjustment in specific circumstances.

Each right is subject to redemption at a price of $.001 per right. The description and terms of the rights are set forth in the rights agreement, dated as of May 3, 2000, between us and The Bank of New York, as rights agent. The rights will not be exercisable until the distribution date and will expire at the close of business on  May 22, 2010, unless earlier redeemed by us as described below. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of PMA Capital including, without limitation, the right to vote or to receive dividends with respect to the rights or the Series A Junior Participating Preferred Stock relating to the right. A copy of the rights agreement has been filed as an exhibit to the registration statement that includes this prospectus. The description set forth below summarizes all material provisions of the rights agreement. However, the description does not purport to be complete and is qualified in its entirety by reference to the rights agreement. A more detailed description of our Series A Junior Participating Preferred Stock is set forth in our registration statement filed under the Exchange Act on Form 8-A on May 5, 2000, including any further amendment or report for the purpose of updating such description.

Series A Junior Participating Preferred Stock

Each share of Series A Junior Participating Preferred Stock, if issued

•	will not be redeemable,

•	will entitle holders to a preferential quarterly dividend payment of $1.00 per share, or an amount equal to 1000 times the dividend paid on one share of Class A common stock, whichever is greater,

•
will entitle holders upon liquidation to receive a preferential liquidation payment of $1,000 per share, or an amount equal to the 1000 times payment made on one share of Class A common stock, whichever is greater,

•	will have 1000 votes per share, and

•
will entitle holders to receive a payment equal to the payment made on one share of Class A common stock in the event shares of Class A common stock are exchanged in a merger or similar business combination.

Because of the nature of the Series A Junior Participating Preferred Stock ‘s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our Class A common stock.

Distribution Date

The rights will separate from the Class A common stock and become exercisable as of the date which is the earlier of

•
10 days after the date of a public announcement that a person or group of affiliated or associated persons, other than an exempted person, has become an “acquiring person” by obtaining beneficial ownership of at least 15% of the outstanding Class A Common stock, and

•
10 business days (or a later date determined by the board of directors before a person or group becomes an acquiring person) after a person or group begins, or publicly announces its intent to begin, a tender or exchange offer, which, if consummated, would result in that person or group becoming an acquiring person.

The date when the rights become exercisable is referred to as the “distribution date.” In general, an exempted person includes us, our subsidiaries, any of our employee benefit plans, and a person who owned 15% or more of the outstanding shares of Class A common stock on May 3, 2000 unless that person expresses an intent to control or take over PMA Capital, or purchases an additional 1% of the Class A common stock.

Until the distribution date, the Class A common stock certificates will also evidence the rights, and any transfer of shares of Class A common stock will constitute a transfer of rights. After the distribution date, the rights will separate from the Class A common stock and be evidenced by rights certificates PMA Capital will mail to all eligible holders of Class A common stock. Any rights held by an acquiring person and certain transferees of an acquiring person will be void and may not be exercised.

Anti-Dilution Provisions

The purchase price payable, and the number of units of Series A Junior Participating Preferred Stock or other securities issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock or the Class A common stock,

•
if holders of the Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the current market price of the Series A Junior Participating Preferred Stock, and

•
upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

Consequences of a Person Becoming an Acquiring Person

•
Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may purchase that number of shares of the Class A common stock having a market value equal to twice the purchase price of the right. This feature of the plan is commonly referred to as a “Flip In.”

•
Flip Over. If, at any time after a person or group becomes an acquiring person, PMA Capital is acquired in a merger or similar business combination, unless pursuant to a “permitted offer” as described below, or 50% or more of the PMA Capital’s assets or earning power is sold, all holders of Rights except the acquiring person may purchase that number of shares of the acquiring entity having a market value equal to twice the purchase price of the right. This feature of the plan is referred to as a “Flip Over.”

A tender or exchange offer for all outstanding Class A common stock at a price and on terms determined, prior to the purchase of any shares under the tender or exchange offer, by at least a majority of our “disinterested directors” to be adequate and otherwise in our best interests and the best interests of our stockholders, other than the acquiring person will be a permitted offer. “Disinterested Directors” are directors of PMA Capital who are not its officers or employees and who are not the acquiring person or an associate or affiliate of the acquiring person, or have not been proposed or nominated as a director by the acquiring person.

Redemption

At any time until ten days, following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash, Class A common stock or any other form of consideration deemed appropriate by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive such redemption price. The redemption price will be adjusted in the event of a stock split of, or stock dividends on, the Class A common stock.

Amendment

Prior to the stock acquisition date, we may by resolution of our board of directors and the rights agent will, if we so direct, supplement or amend any provision of the rights agreement without the approval of any holders of rights, including lowering to 10% from 15% the threshold used to determine an acquiring person. From and after the stock acquisition date we may by resolution of our board of directors and the rights agent shall, if we so direct, supplement or amend the rights agreement without the approval of any holders of rights, provided, however, that no such amendment can adversely affect the interest of the holders of rights.

Notwithstanding the above, the rights agreement may not be amended or supplemented at a time when the rights are not redeemable.

Certain Effects of the Rights Agreement

The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, is not in the best interests of our stockholders. The provisions of the rights agreement may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though that takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, at any time until ten days following the stock acquisition date redeem all, but not less than all the then outstanding rights at the redemption price.

Restrictions on Ownership Under Insurance Laws

Although our Restated Certificate of Incorporation and Amended and Restated Bylaws do not contain any provision restricting ownership as a result of the application of various state insurance laws, these laws will be a significant deterrent to any person interested in acquiring control. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled, as well as state corporation laws, govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding Class A common stock, unless the applicable insurance regulatory authorities determine otherwise.

Beneficial Ownership of Class A Common Stock

PMA Foundation beneficially owned 5,558,050 shares, or 17.7%, of our Class A common stock as of  June 30, 2002. Except for one director, the board of directors of PMA Foundation and our board of directors are the same. Further, our management and directors beneficially owned 4,787,187 shares, or 14.8%, of our Class A common stock as of June 30, 2002. Accordingly, this ownership structure may discourage takeovers because it would be difficult for a party to engage in a takeover of us without getting the approval of our management and board of directors.

DESCRIPTION OF DEBT SECURITIES

The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the “senior indenture.” Our subordinated debt securities are to be issued under two separate indentures. Our subordinated debt securities which are issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust are to be issued under an indenture which we sometimes refer to in this prospectus as the “Trust-issued subordinated indenture.” Our other subordinated debt securities are to be issued under an indenture which we sometimes refer to in this prospectus as the “subordinated indenture.” Each of the Trust-issued subordinated indenture and the subordinated indenture are between us and a trustee and the form of each is filed as an exhibit to the registration statement of which this prospectus forms a part. The Trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the “subordinated indentures.” The senior indenture, the Trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the “PMA Capital indentures” and each individually as a “PMA Capital indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities will be described in the applicable prospectus supplement.

Because the following summaries of the material terms and provisions of the PMA Capital indentures and the related debt securities are not complete, you should refer to the PMA Capital indentures and the debt securities for complete information regarding the terms and provisions of the PMA Capital indentures, including the definitions of some of the terms used below, and the debt securities. Wherever particular articles, sections or defined terms of a PMA Capital indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Wherever particular articles, sections or defined terms of a PMA Capital indenture, without specific reference to a particular PMA Capital indenture, are referred to, those articles, sections or defined terms are contained in all PMA Capital indentures. The senior indenture and the subordinated indenture are substantially identical, except for provisions relating to subordination. The subordinated indenture and the Trust-issued subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to one of the Trusts.

General

The PMA Capital indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. (Section 3.1) The PMA Capital indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue. “Subsidiary” means, in respect of any Person, any Corporation, limited or general partnership or other business entity of which at the time of determination more than 50% of the voting power of the shares of its Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. (Section 1.1)

Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. As of the date of this prospectus, we had $62.5 million of unsecured and unsubordinated indebtedness all of which was outstanding under our revolving credit facility. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of ours as described below under “ —Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. Further, any series of subordinated debt securities may be subordinated to any other series, and this information would be set forth in the applicable prospectus supplement.

Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and stockholders to participate in any distribution of assets of any Subsidiary upon the Subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the Subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the Subsidiary. Accordingly, third-party debt issued by a Subsidiary would be senior to debt securities issued under the PMA Capital indentures with respect to such Subsidiary. As of the date of this prospectus, our Subsidiaries do not have any third-party debt outstanding. The rights of our creditors, including the holders of our debt securities, to participate in the distribution of stock owned by us in certain of the Subsidiaries, including our insurance Subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such Subsidiaries.

In the event our subordinated debt securities are issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust, such subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of that Trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our subordinated debt securities will be issued to a Trust in connection with the issuance of preferred securities and common securities by that Trust.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

•
the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•
the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

•
whether any of such debt securities are to be redeemable at our option, whether we will be obligated  to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision  or at the option of any holder thereof, and the terms of such option or obligation, as described under  “— Redemption” below;

•
if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

•
whether the debt securities will be convertible into common stock and/or exchangeable for other securities, whether or not issued by us, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

•
if other than the principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

•
if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

•
whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

•	whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

•
in the case of subordinated debt securities issued to one of the Trusts, the terms and conditions of any obligation or right of ours or a holder to convert or exchange such subordinated debt securities into preferred securities of that Trust;

•
in the case of subordinated debt securities issued to one of the Trusts, the form of restated trust agreement and, if applicable, the agreement relating to our guarantee of the preferred securities of that Trust;

•
in the case of the subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

•	any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such debt securities;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to such debt securities;

•	whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

•	any other terms of such debt securities and any other deletions from or modifications or additions to the applicable PMA Capital indenture in respect of such debt securities. (Section 3.1)

We will have the ability under the PMA Capital indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to

•
issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5)

We have appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any debt securities, the PMA Capital indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the PMA Capital indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable PMA Capital indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The PMA Capital indentures provide that if

•
the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable PMA Capital indenture and a successor depositary is not appointed by us within 90 days of written notice,

•	we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

•	an Event of Default with respect to a series of the debt securities has occurred and is continuing the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

If subordinated debt securities issued to one of the Trusts in connection with the issuance of preferred securities and common securities by that Trust provide for the payment by us of certain taxes, assessments or other governmental charges imposed on the holder of any such debt security, we will pay to the holder of any such debt security such additional amounts as provided in the applicable PMA Capital indenture. (Section 10.4 of the Trust-issued subordinated indenture)

We will make all payments of principal of, and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

•	the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

•
an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable PMA Capital indenture to be then due and payable.

We will not be required to pay any additional amounts for or on account of

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

•
was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security,

•	presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or

•
presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)
any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request

•	to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or

•
to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the senior indenture and the subordinated indenture)

Option to Extend Interest Payment Date

If provided in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of subordinated debt securities issued to a Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of subordinated debt securities. Certain United States Federal income tax consequences and special considerations applicable to such subordinated debt securities will be described in the related prospectus supplement. (Section 3.11 of the Trust-issued subordinated indenture)

Option to Extend Maturity Date

If provided in the related prospectus supplement, we will have the right to change or extend the stated maturity of the principal of the subordinated debt securities of any series issued to a Trust upon the liquidation of that Trust and the exchange of the subordinated debt securities for the preferred securities of that Trust, provided that

•	we are not in bankruptcy, otherwise insolvent or in liquidation,

•	we have not defaulted on any payment on such subordinated debt securities and no deferred interest payments have accrued,

•	the applicable Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated,

•
the subordinated debt securities of such series are rated investment grade by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or another nationally recognized statistical rating organization, and

•	the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable Trust.

If we exercise our right to liquidate the applicable Trust and exchange the subordinated debt securities for the preferred securities of the Trust as described above, any changed stated maturity of the principal of the subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years, plus an extended term of up to an additional 19 years if the conditions described above are satisfied, after the initial issue date of the preferred securities of the applicable Trust. (Section 3.14 of the Trust-issued subordinated indenture)

Redemption

If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe

•
whether and on what terms we will have the option to redeem such debt securities in lieu of paying additional amounts in respect of certain taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such debt securities,

•
whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, and

•
whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

If provided in the related prospectus supplement, the holders of the debt securities may have the right to cause us to repay their indebtedness upon a change of control of PMA Capital.

The PMA Capital indentures provide that if we do not redeem all of the debt securities, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new note for such securities in principal amount equal to the unredeemed principal portion. If a portion of your debt securities is selected for partial redemption and you convert or elect repurchase of a portion of your securities, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of redemption setting forth the redemption date and redemption price must be given to all holders at least thirty days and not more than sixty days prior to the redemption date.

Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to a Trust, if an Investment Company Event or a Tax Event shall occur and be continuing, we may, at our option, redeem such series of subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of such special event, at a redemption price equal to 100% of the principal amount of such subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the Trust-issued subordinated indenture)

For purposes of the Trust-issued subordinated indenture, “Investment Company Event” means, in respect of a Trust, the receipt by such Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, such Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such Trust. (Section 1.1 of the Trust-issued subordinated indenture)

For purposes of the Trust-issued subordinated indenture, “Tax Event” means, in respect of a Trust, the receipt by such Trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in, the laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of such Trust, there is more than an insubstantial risk that

•
such Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities,

•
interest payable by us on such subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States Federal income tax purposes, or

•
such Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges. (Section 1.1 of the Trust-issued subordinated indenture).

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption.

Covenants Applicable to Subordinated Debt Securities Issued to a Trust

We will covenant, as to each series of our subordinated debt securities issued to a Trust in connection with the issuance of preferred securities and common securities by that Trust, that we will not, and will not permit any of our Subsidiaries to,

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding capital stock or

•
make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any Subsidiary of ours if such guarantee ranks junior in interest to the subordinated debt securities of such series, other than

(a)	dividends or distributions in our common stock,

(b)	redemptions or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of stock under such plan in the future,

(c)	payments under any preferred securities guarantee of ours, and

(d)	purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers or employees,

if at such time

(1)	there shall have occurred any event of which we have actual knowledge that

(A)	with the giving of notice or lapse of time or both, would constitute an Event of Default under the applicable subordinated indenture and

(B)	in respect of which we shall not have taken reasonable steps to cure,

(2)	we shall be in default with respect to our payment of obligations under the preferred securities guarantee relating to such preferred securities, or

(3)
we shall have given notice of our election to begin an Extension Period as provided in the applicable subordinated indenture with respect to the subordinated debt securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. (Section 10.10 of the Trust-issued subordinated indenture)

In the event our subordinated debt securities are issued to a Trust in connection with the issuance of preferred securities and common securities of such Trust, for so long as such series of subordinated debt securities remain outstanding, we will also covenant

•
to maintain directly or indirectly 100% ownership of the common securities of such Trust; provided, however, that any permitted successor of ours under the applicable subordinated indenture may succeed to our ownership of such common securities,

•
not to voluntarily dissolve, wind-up or liquidate such Trust, except in connection with the distribution of our subordinated debt securities to the holders of preferred securities and common securities in liquidation of such Trust, the redemption of all of the preferred securities and common securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such Trust, and

•
to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause such Trust to remain classified as a grantor Trust for United States Federal income tax purposes. (Section 10.12 of the Trust-issued subordinated indenture)

Consolidation, Amalgamation, Merger and Sale of Assets

Each PMA Capital indenture provides that we may not

(1)	consolidate or amalgamate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

(2)	permit any Person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless

•	in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia,

•
in the case of (1) above, such Person will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such PMA Capital indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities,

•
immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

•	either we or the successor person has delivered to the trustee a certificate of an officer and an opinion of counsel stating that all of the above conditions have been met. (Section 8.1)

Events of Default

Each of the following events will constitute an Event of Default under the applicable PMA Capital indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body

(1)
default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days,

(2)
default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise,

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series,

(4)
default in the performance, or breach, of any covenant or warranty of ours contained in the applicable PMA Capital indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such PMA Capital indenture,

(5)
if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours or any of our Subsidiaries, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of any default under such Indebtedness having an aggregate principal amount outstanding of at least $50,000,000, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable PMA Capital indenture,

(6)
we or any of our Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith,

(7)	certain events in our or any of our Significant Subsidiaries bankruptcy, insolvency, rehabilitation or reorganization, and

(8)	any other Event of Default provided in or pursuant to the applicable PMA Capital indenture with respect to the debt securities of such series. (Section 5.1)

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions (in each case determined in accordance with generally accepted accounting principles):

•
Our and our other Subsidiaries’ investment in and advances to the Subsidiary exceed 10% of our total assets and the total assets of our Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•
Our and our other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of our total assets and the total assets of our Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•
Our and our other Subsidiaries’ equity interest in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceed ten percent of our income and the income of our Subsidiaries consolidated for the most recently completed fiscal year.

If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (7) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable PMA Capital indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable PMA Capital indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (7) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each PMA Capital indenture provides that, if any event occurs which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, as and to the extent provided in the Trust Indenture Act, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of principal of or any premium on or any interest on or any additional amounts or the payment of any sinking fund installment, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.3)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each PMA Capital indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such PMA Capital indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. (Section 6.2) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable PMA Capital indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

If an Event of Default with respect to a series of subordinated debt securities issued to a Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Trust may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such related subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. We may not amend the applicable subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such Trust. If the right to bring such direct action is removed, the applicable Trust may become subject to the reporting obligations under the Exchange Act. We will have the right under the subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Section 3.12 of the Trust-issued subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related subordinated debt securities.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See “Description of Preferred Securities—Events of Default; Notice.” (Section 5.8 of the Trust-issued subordinated indenture)

Modification and Waiver

We and the trustee may modify or amend a PMA Capital indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts or the date of redemption with respect to, any debt security,

•
reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

•	change our obligation to pay additional amounts with respect to any debt security,

•
reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

•
reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the applicable PMA Capital indenture, modify any of the provisions in the applicable PMA Capital indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such PMA Capital indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

•
make any change that adversely affects the right to convert or exchange any debt security into or for our common stock or other debt securities or other securities, cash or property in accordance with its terms,

•	modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

•	modify any of the above provisions. (Section 9.2)

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of a subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indenture and the Trust-issued subordinated indenture)

We and the trustee may modify or amend a PMA Capital indenture and the debt securities of any series without the consent of any holder in order to, among other things

•	provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets,

•	add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable PMA Capital indenture,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•
cure any ambiguity or correct or supplement any provision in the applicable PMA Capital indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable PMA Capital indenture which, in each case, will not adversely affect the interests of the holders of debt securities of any series,

•	add any additional Events of Default with respect to all or any series of debt securities,

•	secure the debt securities, or

•	provide for conversion or exchange rights of the holders of any series of debt securities. (Section 9.1)

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable PMA Capital indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable PMA Capital indenture with respect to debt securities of that series, except a default

•	in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or

•	in respect of a covenant or provision of the applicable PMA Capital indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under each PMA Capital indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such PMA Capital indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

Discharge, Defeasance and Covenant Defeasance

Except for the obligations described in the next sentence, we may discharge all obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in Trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be. Notwithstanding any discharge of obligations as described in the preceding sentence, the following obligations will survive discharge

•
our obligation to cause to be kept a register for each series of debt securities that remain outstanding and to maintain an Office or Agency where debt securities of a series may be presented or surrendered for payment,

•	our obligations regarding the registration, transfer and exchange of debt securities,

•
our and the trustee’s obligation to deliver a new Security for any mutilated Security or a Security with a mutilated Coupon appertaining to it that is surrendered to the trustee, or for any destroyed, lost or stolen Security or Coupon upon evidence of the destruction, loss or theft of the Security or Coupon and delivery of security or indemnity as we and the trustee may require,

•
the trustee’s obligation to apply any funds deposited with it in discharge of our obligations in accordance with the provisions of the Securities and any Coupons appertaining thereto and the applicable PMA Capital indenture to the payment to the Holders of the Securities and any Coupons appertaining thereto of all sums due and to become due in respect of principal, and premium, if any, and interest and Additional Amounts, if any, and

•	any rights to convert or exchange Securities into our common stock or other securities (Section 4.1).

Each PMA Capital indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, we may elect either

•
to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

•
to be released from our obligations with respect to such debt securities under certain covenants as described in any prospectus supplement or included in the PMA Capital indenture or any supplemental indenture, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things,

•
the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable PMA Capital indenture or any other material agreement or instrument to which we are a party or by which we are bound,

•
no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date,

•
we have delivered to the trustee an opinion of counsel, as specified in the applicable PMA Capital indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable PMA Capital indenture,

•	the applicable defeasance or covenant defeasance will not cause the trustee to have a conflicting interest under the Trust Indenture Act,

•
the applicable defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under the Investment Company Act or exempt from registration, and

•	we have delivered to the trustee an officer’s certificate that any debt securities then listed on a securities exchange will not be delisted. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means debt securities which are

(1)
direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

If after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

(1)
the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable PMA Capital indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or

(2)	a Conversion Event occurs in respect of the Foreign Currency in which such deposit has been made;

the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on

•	in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or

•	with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of

•
a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

•	any currency unit or composite currency for the purposes for which it was established.

All payments of principal of, any premium and interest on, and any additional amounts with respect to, any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Sections 1.1 and 4.2)

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Subordination of the Subordinated Debt Securities

The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the subordinated indentures). In the event of

•
any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

•
any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours, then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the subordinated indentures)

By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full. (Section 16.4 of the subordinated indentures)

No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made

•	if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. (Section 16.2 of the subordinated indentures)

The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

The term “Senior Indebtedness” means all Indebtedness of ours outstanding at any time, except

•	the subordinated debt securities,

•
Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

•	Indebtedness of ours to an Affiliate of ours,

•
interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws,

•	trade accounts payable and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to

(1)	PMA Capital Trust I or PMA Capital Trust II or

(2)
any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of Preferred Securities” below.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indentures)

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The PMA Capital indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state. (Section 1.13 and Section 1.14 of the Trust-issued subordinated debenture)

Information Concerning the Trustee

We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

Under each PMA Capital indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable PMA Capital indenture and related matters. (Section 7.3)

The trustee shall have and be subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of senior notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to our common stock or a particular series of preferred stock) of a share of a common stock or a particular series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public. The shares of common stock or a class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share common stock or preferred stock represented by such depositary share, to all the rights and preferences of the common stock or preferred stock represented thereby (including dividend, voting, redemption and liquidation rights). The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the common stock or related class or series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

If we issue depositary shares we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits. The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received in respect of the related common stock or class or series of preferred stock to the record holders of depositary shares relating to such common stock or class or series of preferred stock in proportion to the number of such depositary shares owned by such holders. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related common stock or class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common stock or class or series of preferred stock on the basis set forth in the prospectus supplement for such common stock or class or series of preferred stock, but holders of such whole common stock or preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common stock or preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional common stock or preferred stock be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

Whenever we redeem common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of common stock or the related class or series of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the common stock or preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of the common stock or preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such common stock or preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the common stock or preferred stock, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred stock or common stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of common stock or preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common stock or class or series of preferred stock and any redemption of such common stock or preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common stock or preferred stock. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver common or preferred share certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing common or preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF THE WARRANTS TO PURCHASE
COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the common stock warrants and preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the forms of the Common Stock Warrant Agreement and the Preferred Stock Warrant Agreement filed as exhibits to the registration statement of which this prospectus forms a part.

General

The stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following

•	the offering price, if any,

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants,

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable,

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise,

•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire,

•	a discussion of certain United States Federal income tax considerations,

•	the call provisions, if any,

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable,

•	the antidilution provisions of the stock warrants, and

•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent, indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. The signature must be guaranteed by a bank or Trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

Antidilution and Other Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of common stock or preferred stock, respectively. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Debt Warrant Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following

•	the offering price, if any,

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants,

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable,

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise,

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire,

•	a discussion of certain United States Federal income tax considerations,

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form,

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable,

•	the antidilution provisions of the debt warrants, and

•	any other terms of the debt warrants.

Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable PMA Capital indenture except as otherwise provided in the applicable PMA Capital indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the related prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either

•	senior debt securities or our subordinated debt securities,

•	debt obligations of third parties, including U.S. Treasury securities, or

•	preferred securities of a Trust.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to

•	the stock purchase contracts,

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units, and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

DESCRIPTION OF PREFERRED SECURITIES

Each Trust will be governed by the terms of the applicable restated trust agreement. Under the restated trust agreement of a Trust, the Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the restated trust agreement or made a part of the restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the subordinated debt securities purchased by the Trust using the proceeds from the sale of its preferred securities and its common securities. The subordinated debt securities issued to the Trust will be guaranteed by us on a subordinated basis and are referred to as the “corresponding subordinated debt securities” relating to the Trust. The Trusts will use all proceeds received from the sale of its preferred securities to purchase our subordinated debt securities.

The following summary sets forth the material terms and provisions of each restated trust agreement and the preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of that agreement and of the preferred securities, including the definitions of some of the terms used below. The form of restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever particular sections or defined terms of a restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

Under the terms of the restated trust agreement for each Trust, the administrative trustee will issue the preferred securities on behalf of the Trust. The preferred securities will represent preferred beneficial interests in the Trust and the holders of the preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of the Trust, as well as other benefits under the corresponding restated trust agreement. The preferred securities of each Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of the Trust except as described under “—Subordination of Common Securities.” The property trustee will hold legal title to the corresponding subordinated debt securities in Trust for the benefit of the holders of the related preferred securities and common securities. The common securities and the preferred securities of each Trust are collectively referred to as the “trust securities” of the Trust.

We will issue a guarantee agreement for the benefit of the holders of each Trust’s preferred securities. Under such preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities, but only to the extent that the related Trust has funds on hand to make such payments. See “Description of Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day, and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. (Section 4.1) A “Business Day” is any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee for the corresponding subordinated debt securities is closed for business. (Section 1.1)

Distributions on each preferred security will be payable at a rate specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1). References to “distributions” include any such additional distributions unless otherwise stated.

If provided in the applicable prospectus supplement, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding subordinated debt securities for an Extension Period which will be specified in the related prospectus supplement. No Extension Period may extend beyond the stated maturity of the corresponding subordinated debt securities. See “Description of Debt Securities—Option to Extend Interest Payment Date.” As a consequence of any such extension, distributions on the corresponding preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such preferred securities, by the Trust which issued such preferred securities during any such Extension Period. (Section 4.1)

The funds of each Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding subordinated debt securities in which the Trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on those corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on a limited basis as set forth herein under “Description of Preferred Securities Guarantees.”

Distributions on the preferred securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one Business Day prior to the relevant distribution dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, each distribution payment will be made as described under “Global Preferred Securities.” In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption.

Upon any repayment or redemption, in whole or in part, of any corresponding subordinated debt securities held by a Trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied by the property trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by us upon the concurrent repayment or redemption of the corresponding subordinated debt securities. (Section 4.2) If less than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

We will have the right to redeem any series of corresponding subordinated debt securities

•	at any time, in whole but not in part, upon the occurrence of a Special Event and subject to the further conditions described under “Description of Debt Securities—Redemption,” or

•	as may be otherwise specified in the applicable prospectus supplement.

A “Special Event” means an “Investment Company Event” or a “Tax Event,” each of which is described above under “Description of Debt Securities—Redemption.”

Special Event Redemption or Distribution of Corresponding Subordinated Debt Securities.

If a Special Event relating to the preferred securities and common securities of a Trust shall occur and be continuing, we have the right to redeem the corresponding subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, we have the right to dissolve the related Trust and after satisfaction of the liabilities of creditors of such Trust as provided by applicable law, cause such corresponding subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the Trust. If we do not elect to redeem the corresponding subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding, and in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding subordinated debt securities. “Additional Sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by a Trust on the outstanding preferred securities and common securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event. (Section 1.1)

On and from the date fixed for any distribution of corresponding subordinated debt securities upon dissolution of a Trust

•	the trust securities will no longer be deemed to be outstanding,

•
the depositary or its nominee, as the record holder of the applicable preferred securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon such distribution and

•
any certificates representing such preferred securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance. (Section 4.2)

We cannot predict the market prices for the preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding subordinated debt securities that you may receive on dissolution and liquidation of a Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related Trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

If a Trust gives a notice of redemption, which notice will be irrevocable, in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If such preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest, and such preferred securities will cease to be outstanding. In the event that any date on which any redemption price is payable is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day, and without any interest or other payment in respect of any such delay, except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the related Trust or by us pursuant to the preferred securities guarantee as described under “Description of Preferred Securities Guarantees”, distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law, including, without limitation, United States Federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

Payment of the redemption price on the preferred securities shall be made to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date, which shall be one Business Day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

If less than all of the preferred securities and common securities issued by a Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, or by such other method as the property trustee shall deem fair and appropriate. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on such subordinated debt securities or portions thereof called for redemption and distributions will cease to accrue on the related preferred securities or portions thereof. (Section 4.2)

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each Trust’s preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Trust’s outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the Trust’s outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust’s preferred securities then due and payable.

In the case of any Event of Default under the restated trust agreement resulting from an event of default under the corresponding subordinated debt securities, the holder of such Trust’s common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the Trust’s common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of a Trust

Pursuant to each restated trust agreement, each Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

(1)	certain events of our bankruptcy, dissolution or liquidation,

(2)
the distribution to the holders of its trust securities of corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities, if we, as Depositor, have given written direction to the property trustee to dissolve such Trust, which direction is optional and wholly within our discretion, as Depositor,

(3)	the redemption of all of the Trust’s trust securities following a Special Event,

(4)	the redemption of all of the Trust’s preferred securities as described under “—Redemption or Exchange—Mandatory Redemption”, and

(5)	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction. (Section 9.2)

If an early dissolution occurs as described in clause (1), (2) or (5) above or upon the date designated for automatic dissolution of the Trust, the Trust shall be liquidated by the trustee as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Trust as provided by applicable law, to the holders of such trust securities corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if such distribution is determined by the property trustee, in consultation with us, not to be practical, such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such Liquidation Distribution can be paid only in part because such Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Trust on its preferred securities shall be paid on a pro rata basis. Holders of such Trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

Any one of the following events constitutes an “Event of Default” under each restated trust agreement with respect to the applicable preferred securities, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(1)	the occurrence of an event of default in respect of the corresponding subordinated debt securities (see “Description of Debt Securities—Events of Default”),

(2)	default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days,

(3)	default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable,

(4)
default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such restated trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (2) or (3) above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such restated trust agreement, or

(5)
the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by the holder of the common securities of the applicable Trust to appoint a successor property trustee within 60 days thereof. (Section 1.1)

Within five Business Days after the occurrence of any Event of Default actually known to the property trustee, the property trustee shall transmit notice of such Event of Default to the holders of such Trust’s preferred securities, the administrative trustees and to us, as Depositor, unless such Event of Default shall have been cured or waived. We, as Depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and the administrative trustees are in compliance with all the conditions and covenants applicable to us and the administrative trustees under each restated trust agreement. (Sections 8.15 and 8.16)

If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each Trust as described above. See “—Liquidation Distribution Upon Dissolution of a Trust.” The existence of an Event of Default under the restated trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof.

Removal of Trustee

Unless an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, any trustee may be removed at any time by the holder of the common securities. If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any Trust may at the time be located, the holder of the common securities and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the property of any Trust, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make such appointment. (Section 8.9)

Merger or Consolidation of Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party shall be the successor of such trustee under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible. (Section 8.12)

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of a Trust.” A Trust may, at our request, with the consent of only the administrative trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided, that

•	such successor entity either

(a)	expressly assumes all of the obligations of such Trust with respect to the preferred securities or

(b)
substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding subordinated debt securities,

•
the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

•
such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

•
such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect,

•	such successor entity has a purpose substantially identical to that of the Trust,

•
prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the Trust experienced in such matters to the effect that

(a)
such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and

(b)
following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act, and

•
we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the foregoing, a Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes. (Section 9.5)

Voting and Preemptive Rights

Except as provided below and under “Description of Preferred Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

Amendment of Restated Trust Agreements

Each restated trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities

1.
to cure any ambiguity, correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement, or

2.
to modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States Federal income tax purposes as a grantor Trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act;

provided, however, that in the case of clause (1), such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of a restated trust agreement shall become effective when notice thereof is given to the holders of trust securities of the applicable Trust.

Each restated trust agreement may be amended by us and the trustees with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities, and receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the Trust’s status as a grantor trust for United States Federal income tax purposes or the Trust’s exemption from status as an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities, such restated trust agreement may not be amended to

•
change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

•
restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2) So long as any corresponding subordinated debt securities are held by the property trustee, the trustee shall not

•
direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or executing any Trust or power conferred on the property trustee with respect to such corresponding subordinated debt securities,

•	waive any past default that is waivable under Section 5.13 of the subordinated indentures as described in “Description of the Debt Securities—Modification and Waiver”,

•	exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities shall be due and payable, or

•	consent to any amendment, modification or termination of the subordinated indenture or such corresponding subordinated debt securities, where such consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

However, where a consent under the subordinated indenture would require the consent of each holder of corresponding subordinated debt securities affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action. (Section 6.1)

Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each restated trust agreement. (Sections 6.2, 6.3 and 6.6)

No vote or consent of the holders of preferred securities will be required for a Trust to redeem and cancel its preferred securities in accordance with the applicable restated trust agreement.

Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or any trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

The preferred securities of a Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

The specific terms of the depositary arrangement with respect to the preferred securities of a Trust will be described in the related prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global preferred security, and the deposit of such global preferred security with or on behalf of the depositary, the depositary for such global preferred security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by such global preferred securities to the accounts of participants. Such accounts shall be designated by the underwriters or agents with respect to such preferred securities or by us if such preferred securities are offered and sold directly by us. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global preferred security.

So long as the depositary for a global preferred security, or its nominee, is the registered owner of such global preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global preferred security for all purposes under the restated trust agreement governing such preferred securities. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by such global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any such preferred securities in definitive form and will not be considered the owners or holders thereof under the restated trust agreement.

Payments of any liquidation amount, premium or distributions in respect of individual preferred securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global preferred security representing such preferred securities. None of PMA Capital, the property trustee, any paying agent, or the securities registrar for such preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment in respect of a global preferred security representing any Trust’s preferred securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global preferred security for such preferred securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global preferred security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participants.

Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each Trust will provide that

•	if we advise the trustees in writing that the depositary is no longer willing or able to act as depositary and we fail to appoint a qualified successor within 90 days,

•	we at our option advise the trustees in writing that we elect to terminate the book-entry system through the depositary, or

•
after the occurrence of an event of default under the corresponding subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the property trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests, then the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global preferred securities. Individual preferred securities so issued will be issued in authorized denominations.

Payment and Paying Agency

Payments in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any Trust’s preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of such Trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any copaying agent chosen by the property trustee and acceptable to us and the administrative trustee. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and the property trustee. In the event the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent. (Section 5.9)

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

Registration of transfers of preferred securities will be effected without charge by or on behalf of each Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Information Concerning the Property Trustee

The property trustee, other than during the occurrence of and continuation of a default by us in performance of any Trust-issued subordinated indenture, undertakes to perform, without negligence, acting in bad faith or willful misconduct, only those duties specifically set forth in each restated trust agreement, provided that it must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs after default with respect to any Trust-issued subordinated indenture. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable restated trust agreement at the request of any holder of preferred securities unless it is offered indemnity reasonably satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred thereby. If in performing its duties under the restated trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable restated trust agreement or is unsure of the application of any provision of the applicable restated trust agreement, and the matter is not one on which holders of preferred securities are entitled under such restated trust agreement to vote, then the property trustee shall take such action as is directed by us. If it is not so directed, the property trustee shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Administrative Trustees

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trusts in such a way that no Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the corresponding subordinated debt securities will be treated as our indebtedness for United States Federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of Trust of each Trust or each restated trust agreement, that we and the administrative trustees determine in our and their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by each Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. The property trustee will act as indenture trustee under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. In this prospectus, we refer to the property trustee acting as indenture trustee under each preferred securities guarantee as the “guarantee trustee.” Because the following summary of certain provisions of the preferred securities guarantees is not complete, you should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee, including the definitions of some of the terms used below. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever particular sections or defined terms of a preferred securities guarantee are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means the Trust’s preferred securities to which a preferred securities guarantee relates. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the related Trust’s preferred securities.

General

We will irrevocably agree to pay in full on a subordinated basis, to the extent described herein, the Guarantee Payments, as defined below, without duplication of amounts theretofore paid by or on behalf of the Trust, to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the Trust may have or assert other than the defense of payment. The following Guarantee Payments with respect to the preferred securities, to the extent not paid by or on behalf of the related Trust, will be subject to the preferred securities guarantee

•	any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the Trust has funds on hand available for payment at such time,

•
the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the Trust has funds on hand available for payment at such time, and

•
upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless the corresponding subordinated debt securities are distributed to holders of such preferred securities, the lesser of

(a)	the Liquidation Distribution, to the extent such Trust has funds available for payment at such time and

(b)	the amount of assets of such Trust remaining available for distribution to holders of preferred securities.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the Trust to pay such amounts to such holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related Trust’s payment obligations under the preferred securities. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection.

If we do not make interest payments on the corresponding subordinated debt securities held by a Trust, the Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all other Indebtedness of ours, including all debt securities, except those ranking equally or subordinate by their terms. See “—Status of the Preferred Securities Guarantees.” Because we are a holding company, our rights and the rights of our stockholders and creditors, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the subordinated indenture and any supplemental indentures thereto and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the preferred securities. See “The Trusts,” “Description of Preferred Securities,” and “Description of Debt Securities.”

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all other Indebtedness of ours, except those ranking equally or subordinate by their terms. (Section 6.2)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any Trust, partnership or other entity affiliated with us which is a financing vehicle of ours. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity (Section 5.4). Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the preferred securities of the corresponding subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Payment of Additional Amounts

We will make all Guarantee Payments pursuant to the preferred securities guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

•	the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

•
an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the related preferred securities such additional amounts as may be necessary so that every Guarantee Payment pursuant to the preferred securities guarantee made to such holder, after such withholding or deduction, will not be less than the amount provided for in such preferred securities guarantee to be then due and payable.

We will not be required to pay any additional amounts for or on account of

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

(a)
was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under such preferred securities guarantee,

(b)
presented such preferred security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such preferred security could not have been presented for payment elsewhere, or

(c)
presented such preferred security for payment more than 30 days after the date on which the payment in respect of such preferred security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such preferred security for payment on any day within that 30-day period,

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge,

(3)
any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such preferred security to comply with any reasonable request by us or the Trust addressed to the holder within 90 days of such request

(a)	to provide information concerning the nationality, residence or identity of the holder or such beneficial owner, or

(b)
to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge, or

(4)	any combination of items (1), (2) and (3).

In addition, we will not pay any additional amounts with respect to the preferred securities guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such preferred security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the preferred securities.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities, in which case no vote will be required, no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. (Section 8.2). All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding. (Section 8.1)

Events of Default

An event of default under each preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of such preferred securities guarantee or to direct the exercise of any Trust or power conferred upon the guarantee trustee under such preferred securities guarantee. (Section 5.4)

If the guarantee trustee fails to enforce a preferred securities guarantee, any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the preferred securities guarantee. (Section 2.4)

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in each preferred securities guarantee and, after default with respect to any preferred securities guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1). Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that might be incurred thereby. (Section 3.2)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate and be of no further force and effect upon

•	full payment of the redemption price of the related preferred securities,

•	the distribution of the corresponding subordinated debt securities to the holders of the related preferred securities, or

•	upon full payment of the amounts payable upon liquidation of the related Trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed wholly in that state. (Section 8.5)

Expense Agreement

Pursuant to the expense agreement entered into by us under the restated trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom a Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the preferred securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the preferred securities or such other similar interests, as the case may be.

PLAN OF DISTRIBUTION

We may sell offered securities in any one or more of the following ways from time to time

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly to purchasers, or

•	any other method permitted by law.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including

•	the name or names of any underwriters, dealers or agents,

•	the purchase price of the offered securities and the proceeds to us from such sale,

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,

•	any over-allotment options under which underwriters may purchase additional securities from us,

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, or

•	any trading market or securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agent soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the shares of Class A common stock which are listed on the Nasdaq Stock Market, will have no established trading market. We may elect to list any series of offered securities on the over-the-counter market or an exchange, and in the case of Class A common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

PMA Capital Corporation

We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.pmacapital.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this prospectus.

The Trusts

We have not included or incorporated by reference in this prospectus any separate financial statements for the Trusts. We do not believe that these financial statements would provide holders of securities with any important information for the following reasons

•	we will own all of the voting securities of the Trusts,

•	the Trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our subordinated debt securities, and

•	we are fully and unconditionally guaranteeing the obligations of the Trusts as described in this prospectus.

The Trusts are not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, known as the Exchange Act, and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can include important information in this prospectus or any supplement by referring the reader to those documents. We incorporate by reference all of the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

•
Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 and our Form  10-Q/A, Amendment No. 1, amending our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002.

•	Our Current Reports on Form 8-K filed with the SEC on February 7, May 2 and June 17, 2002.

•
The description of our Class A Common Stock set forth under Item 11 of our Registration Statement on Form 10/A, Amendment No. 3, as filed with the Commission on January 6, 1998, as amended by the information set forth in Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended  June 30, 2000 and all other amendments and reports for the purpose of updating such description.

•
The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A dated May 5, 2000 and incorporated herein by reference, including all amendments and reports for the purpose of updating such description.

We also incorporate by reference all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus but prior to the termination of any offering of securities made by this prospectus. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

We will provide at no cost to each holder, including any beneficial owner of the offered securities, to whom this prospectus or any supplement is delivered, a copy of such reports and any or all of the information that has been incorporated by reference but not delivered with this prospectus or any supplement. Please direct your oral or written request to Albert D. Ciavardelli, Vice President—Finance, at our principal executive offices located at:

1735 Market Street, Suite 2800
Philadelphia, PA 19103-7590
(215) 665-5046

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the Trusts and their preferred securities and the validity of our securities will be passed upon for the Trust and us by Ballard Spahr Andrews & Ingersoll, LLP. Additional legal matters may be passed on for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this Registration Statement and the financial statement schedules included in the Annual Report on Form 10-K for the year ended December 31, 2001, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$75,000,000

4.25% Convertible Senior Debentures Due 2022

PROSPECTUS SUPPLEMENT

October 16, 2002

Banc of America Securities LLC	Credit Suisse First Boston

Sandler O’Neill & Partners, L.P.